                                                                     EXHIBIT 2.1

                              COMBINATION AGREEMENT


                QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.


                                       and


                           GLOBAL THERMOELECTRIC INC.


                            Dated as of April 8, 2003



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                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE 1             GENERAL                                                  2

         1.1    Plan of Arrangement ........................................   2

         1.2    Exchange Ratio .............................................   3

         1.3    Dissenting Shares ..........................................   3

         1.4    Other Effects of the Arrangement ...........................   4

         1.5    Joint Proxy Statement ......................................   4

         1.6    Material Adverse Effect; Material Adverse Change ...........   5

         1.7    Knowledge ..................................................   6

         1.8    Currency ...................................................   6

         1.9    Appendix and Exhibits ............ .........................   6

ARTICLE 2           REPRESENTATIONS AND WARRANTIES OF GCo ..................   7

         2.1    Organization and Standing ..................................   7

         2.2    Capitalization .............................................   8

         2.3    Agreement Authorized and its Effect on Other Obligations ...   8

         2.4    Governmental and Third Party Consents ......................  10

         2.5    No Defaults ................................................  10

         2.6    Intellectual Property ......................................  11

         2.7    Securities Reports .........................................  13

         2.8    Financial Statements .......................................  14

         2.9    Absence of Certain Changes and Events ......................  15

         2.10   Material Contracts .........................................  15

         2.11   Customers and Suppliers ....................................  16

         2.12   Insurance ..................................................  16

         2.13   Books and Records ..........................................  16

         2.14   Litigation; Investigations .................................  17

         2.15   Environmental Matters ......................................  17

         2.16   Title to Properties ........................................  19

         2.17   Zoning and Other Matters Relating To Real Property .........  19

         2.18   No Hazardous Substances ....................................  21

         2.19   Taxes ......................................................  21

         2.20   Non-Arm's Length Transactions ..............................  23

         2.21   Employees ..................................................  24

         2.22   Employee Benefit Plans .....................................  24


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
         2.23   Labour Matters .............................................  25

         2.24   Information Supplied .......................................  25

         2.25   Compliance with Laws .......................................  25

         2.26   Restrictions on Business Activities ........................  26

         2.27   Disclosure .................................................  26

         2.28   GCo Assets and Revenues ....................................  26

         2.29   Brokers and Finders ........................................  26

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF QCO ..................  26

         3.1    Organization and Standing ..................................  27

         3.2    Capitalization .............................................  27

         3.3    Agreement Authorized and its Effect on Other Obligations ...  28

         3.4    Governmental and Third Party Consents ......................  30

         3.5    No Defaults ................................................  30

         3.6    Intellectual Property ......................................  30

         3.7    Securities Reports .........................................  33

         3.8    Financial Statements .......................................  34

         3.9    Absence of Certain Changes and Events ......................  34

         3.10   Material Contracts .........................................  35

         3.11   Customers and Suppliers ....................................  35

         3.12   Insurance ..................................................  36

         3.13   Books and Records ..........................................  36

         3.14   Litigation; Investigations .................................  37

         3.15   Environmental Matters ......................................  37

         3.16   Title to Properties ........................................  38

         3.17   Zoning and Other Matters Relating To Real Property .........  39

         3.18   No Hazardous Substances ....................................  40

         3.19   Taxes ......................................................  40

         3.20   Non-Arm's Length Transactions ..............................  41

         3.21   Employees ..................................................  42

         3.22   Employee Benefit Plans .....................................  42

         3.23   Labour Matters .............................................  44

         3.24   Information Supplied .......................................  44

         3.25   Compliance with Laws .......................................  45


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
         3.26   Restrictions on Business Activities ........................  45

         3.27   QCo Common Stock ...........................................  45

         3.28   Disclosure .................................................  45

         3.29   QCo Assets and Revenues ....................................  46

         3.30   Brokers and Finders ........................................  46

ARTICLE 4           OBLIGATIONS PENDING EFFECTIVE DATE .....................  46

         4.1    Agreements of QCo and GCo ..................................  46

         4.2    Additional Agreements of GCo ...............................  49

         4.3    Additional Agreements of QCo ...............................  51

         4.4    Public Announcements .......................................  54

         4.5    Comfort Letters ............................................  54

         4.6    Board of Directors .........................................  54

         4.7    Tax Matters ................................................  54

ARTICLE 5           CONDITIONS PRECEDENT TO OBLIGATIONS ....................  55

         5.1    Conditions Precedent to Obligations of Each Party ..........  55

         5.2    Conditions Precedent to Obligations of GCo .................  57

         5.3    Conditions Precedent to Obligations of QCo .................  57

ARTICLE 6           TERMINATION ............................................  58

         6.1    Termination ................................................  58

         6.2    Notice of Termination ......................................  60

         6.3    Effect of Termination ......................................  60

         6.4    Termination Fee ............................................  60

ARTICLE 7           ADDITIONAL AGREEMENTS ..................................  62

         7.1    Meetings ...................................................  62

         7.2    The Closing ................................................  63

         7.3    Ancillary Documents/Reservation of Shares ..................  63

         7.4    Notice to Holders of GCo Options ...........................  63

         7.5    Indemnification and Related Matters ........................  63

         7.6    Affiliate Agreements .......................................  65

         7.7    Consents; Approvals ........................................  65

         7.8    Registration Statements ....................................  65

ARTICLE 8         MISCELLANEOUS ............................................  66

         8.1    No Survival of Representations and Warranties ..............  66


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
         8.2    Notices ....................................................  66

         8.3    Interpretation .............................................  67

         8.4    Severability ...............................................  67

         8.5    Counterparts ...............................................  67

         8.6    Miscellaneous ..............................................  67

         8.7    Governing Law ..............................................  68

         8.8    Amendment and Waivers ......................................  68

         8.9    Expenses ...................................................  68

         8.10   Further Assurances .........................................  68

                              COMBINATION AGREEMENT

                  THIS COMBINATION AGREEMENT (this "Agreement") is entered into as of April 8, 2003, between QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., a Delaware corporation ("QCo"), and GLOBAL THERMOELECTRIC INC., an Alberta corporation ("GCo") (capitalized terms not otherwise defined herein shall have the meaning set forth in the Appendix hereto).

                                    RECITALS

                  WHEREAS, the board of directors of QCo deems it advisable and in the best interests of its stockholders to combine its business with GCo by QCo acquiring all of the outstanding GCo Common Shares (as defined herein) pursuant to the Plan of Arrangement;

                  WHEREAS, the board of directors of GCo deems it advisable to submit to its shareholders the transactions contemplated by this Agreement wherein GCo will combine its business with QCo by QCo acquiring all of the outstanding GCo Common Shares pursuant to the Plan of Arrangement;

                  WHEREAS, in furtherance of such combination, the respective boards of directors of QCo and GCo have approved the transactions contemplated by this Agreement, the board of directors of GCo has agreed to submit the Plan of Arrangement and the other transactions contemplated hereby to its holders of GCo Common Shares (the "GCo Common Shareholders") and the Court of Queen's Bench of Alberta (the "Court") for approval, and the board of directors of QCo has agreed to submit the approval of the transactions contemplated hereby and by the Plan of Arrangement, including the issuance of the shares of QCo Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, to its stockholders for approval; and

                  WHEREAS, the parties intend that the acquisition of GCo outstanding stock hereunder be structured in a manner that is expected to maximize present and future financial and tax benefits to QCo and GCo.

                  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                     GENERAL

     1.1 Plan of Arrangement

         As promptly as practicable after the United States Securities and Exchange Commission (the "SEC") has informed QCo that it has no further comments with respect to or will not review ("SEC Clearance") the preliminary Joint Proxy Statement, GCo will apply to the Court pursuant to Section 193 of the Business Corporations Act (Alberta) (the "ABCA") for an interim order in form and substance reasonably satisfactory to QCo (the "Interim Order") providing for, among other things, the calling and holding of the GCo Shareholders Meeting for

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the purpose of considering and, if deemed advisable, approving the arrangement
(the "Arrangement") under Section 193 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Exhibit A (the "Plan of Arrangement"). If the GCo Common Shareholders approve the Arrangement and all necessary approvals of QCo stockholders have been obtained, GCo and QCo will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the articles of arrangement filed with the Registrar under the ABCA (which articles of arrangement will not be filed with the Registrar under the ABCA during any 15 business day cure period referred to in Section 6.1(b) or (c) hereof) giving effect to the Arrangement and other transactions set out in Section 2.1 of the Plan of Arrangement, the Arrangement and such other transactions shall occur and shall be deemed to occur in the order set out therein without any further act or formality.

     1.2 Exchange Ratio

         (a) As used herein, the term "Exchange Ratio" means, in respect of QCo Common Stock to be delivered upon the transfer of GCo Common Shares (but excluding the GCo Series 2 Preferred Shares) to QCo pursuant to Section 2.1 of the Plan of Arrangement, a ratio of the number of shares of QCo Common Stock per GCo Common Share. The Exchange Ratio shall be determined as follows:

         Exchange Ratio    =    2.628378
                                --------
                                QCo Stock Price

Provided, however, that if the foregoing calculation results in an Exchange Ratio of 1.020 or greater, the Exchange Ratio shall be 1.020 and if the calculation results in an Exchange Ratio of less than 0.8350, the Exchange Ratio shall be 0.8350.

         (b) The Exchange Ratio as so determined in each case shall be rounded to four decimal places (rounding up if the fifth decimal is five or more and otherwise rounding down). The "QCo Stock Price" shall mean the Daily Volume Weighted Average Price of the QCo Common Stock over the Measurement Period. "Daily Volume Weighted Average Price" shall mean the daily volume weighted average price based on trading on the Nasdaq National Market between 9:30 a.m. and 4:00 p.m. Eastern Time as reported by Bloomberg Financial L.P. QCo Stock Price as so determined shall be rounded to four decimal places (rounding up if the fifth decimal is five or more and otherwise rounding down).

         (c) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into QCo Common Stock or GCo Common Shares), merger, reorganization, recapitalization or other like change with respect to QCo Common Stock or GCo Common Shares occurring after the date hereof and prior to the Effective Time.

     1.3 Dissenting Shares

         Holders of GCo Common Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in

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Section 191 of the ABCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenters" or as "Dissenting Shareholders" when referring exclusively to GCo Common Shareholders). GCo shall give QCo (a) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by GCo and (b) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of QCo, except as required by applicable law, GCo shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

     1.4 Other Effects of the Arrangement

         At the Effective Time each GCo Common Share outstanding immediately prior to the Effective Time will be exchanged as provided in the Plan of Arrangement and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including the ABCA.

     1.5 Joint Proxy Statement

         (a) As promptly as practicable after execution of this Agreement, QCo and GCo shall prepare and QCo shall file with the SEC a preliminary joint management information circular and proxy statement, and one or more supplements for GCo and QCo respectively (the "Joint Proxy Statement"), together with any other documents required by the United States Securities Act of 1933, as amended (the "Securities Act"), or the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute (i) the management information circular of GCo with respect to the meeting of securityholders of GCo relating to the Arrangement and the approval of certain matters in connection therewith (the "GCo Shareholders Meeting") and (ii) the proxy statement of QCo with respect to the meeting of stockholders of QCo with respect to the matters set forth in Section 7.1(b) in connection with the transactions contemplated by this Agreement and the Plan of Arrangement (the "QCo Stockholders Meeting"). As promptly as practicable after QCo receives SEC Clearance with respect to the preliminary Joint Proxy Statement, QCo and GCo shall cause the Joint Proxy Statement to be mailed to each company's respective securityholders entitled to vote, as the case may be.

         (b) Each party shall promptly furnish to the other party all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 1.5, including any information requested by the SEC to be included in the Joint Proxy Statement. The Joint Proxy Statement shall comply in all material respects with all applicable requirements of law. Each of QCo and GCo will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement, QCo or GCo, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to

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securityholders entitled to vote of QCo and GCo, as may be applicable, such amendment or supplement.

         (c) As promptly as practicable after the Effective Time, QCo shall file a registration statement on Form S-8 (the "S-8 Registration Statement") with the SEC to register the QCo Common Stock to be issued from time to time after the Effective Time upon exercise of GCo Options assumed by QCo pursuant to the terms of this Agreement. QCo will use its reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement for so long as any GCo Options remain outstanding or, in each case, until such earlier time as QCo determines to be sufficient on the written advice of its outside counsel.

         (d) QCo and GCo shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the QCo Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither QCo nor GCo shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the QCo Common Stock.

     1.6 Material Adverse Effect; Material Adverse Change

         (a) In this Agreement, the term "Material Adverse Effect" used with respect to any party means any change, effect, violation, inaccuracy, circumstance, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole.

         (b) In this Agreement, the term "Material Adverse Change", when used in connection with QCo or GCo, means any change, effect, violation, inaccuracy, circumstance, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, violation, inaccuracy, circumstance, event or occurrence (i) relating to the Canadian or United States, economy or securities markets in general, (ii) relating to any change in the trading price of the QCo Common Stock or GCo Common Shares, respectively, that arises from the announcement of execution of this Agreement, or (iii) relating to any change in the trading price of the QCo Common Stock or GCo Common Shares, respectively, unrelated to any change, effect, violation, inaccuracy, circumstance, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of QCo or GCo, as the case may be, and its subsidiaries taken as a whole.

         (c) For greater certainty, for the purposes of Sections 3.9(a) and 5.2(c) a Material Adverse Change to QCo shall be considered to have occurred at any time that executive officers of GCo or QCo have actual knowledge that the United States Internal Revenue Service (the "IRS") has provided a notice of proposed adjustment, a preliminary notice of deficiency or a statutory notice of deficiency challenging the status of the Distribution (as such term is defined in the Distribution Agreement) as a distribution under Section 355(a) of the U.S. Internal Revenue Code (the "Code").

     1.7 Knowledge

         In this Agreement, the phrase "to the knowledge of" means the actual knowledge of any of the executive officers of GCo or QCo, as the case may be, after reasonable inquiry, except where otherwise indicated, and such executive officers shall have made such inquiry as is reasonable in the circumstances.

     1.8 Currency

         Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

     1.9 Appendix and Exhibits

         The following Appendix and Exhibits attached hereto are incorporated herein by reference:

        (a)  Appendix - Defined Terms
             --------

        (b)  Exhibit A - Plan of Arrangement;
             ---------

        (c)  Exhibit B - GCo Affiliates Agreement;
             ---------

        (d)  Exhibit C - GCo Representations for Tax Opinion;
             ---------

        (e)  Exhibit D - QCo Representations for Tax Opinion; and
             ---------

        (f)  Exhibit E - Tax Opinion to be Delivered by Morrison & Foerster LLP.
              ---------


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

                                   ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES OF GCo

         Except as otherwise fully and fairly disclosed and set forth in a corresponding paragraph of the GCo Disclosure Letter, GCo hereby represents and warrants to, and agrees with, QCo that:

     2.1 Organization and Standing

         (a) Each of GCo and its subsidiaries has been duly organized or formed under all applicable Laws, is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or other legal power, authority and capacity to own, lease and operate its properties and conduct its businesses as currently conducted. All of the outstanding shares of capital stock and other ownership interests of GCo and its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests of GCo's subsidiaries are owned directly or indirectly by GCo, free and clear of all material liens, claims or encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its subsidiaries. GCo and each of its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. GCo has disclosed in the GCo Disclosure Letter the names and jurisdictions of incorporation of each of its subsidiaries.

         (b) GCo does not have any subsidiaries which are material in relation to the business and financial condition of GCo on a consolidated basis; for the purposes hereof, a subsidiary and its subsidiaries shall be considered material in relation to GCo if: (i) the investments in and advances to the subsidiary and its subsidiaries by GCo and its other subsidiaries exceed five percent of the total assets of GCo and its subsidiaries on a consolidated basis at December 31, 2002; or (ii) the equity of GCo and its other subsidiaries in the income from continuing operations before income taxes and extraordinary items of the subsidiary and its subsidiaries exceeds five percent of such income of GCo and its subsidiaries on a consolidated basis for GCo's fiscal year ended December 31, 2002.

         (c) GCo does not have any ownership interest in any other Person, which interest is material in relation to the consolidated financial position of GCo.

         (d) GCo has delivered or made available to QCo a true and correct copy of its charter documents and similar governing instruments of each of its subsidiaries, each as amended as of the date hereof, and each such instrument is in full force and effect. Neither GCo nor any of its subsidiaries is in violation of any of the provisions of its charter documents or equivalent governing instruments.

     2.2 Capitalization

         (a) The authorized capital of GCo consists of an unlimited number of preferred shares issuable in series and an unlimited number of Common Shares (the "GCo Common Shares"). As of April 7, 2003, there were 1,000,000 shares of Cumulative Redeemable Convertible Preferred Shares, Series 2 (the "GCo Series 2 Preferred Shares" and, together with the GCo Common Shares, being collectively referred to herein as the "GCo Securities") issued and outstanding and 29,171,683 GCo Common Shares issued and outstanding. As of April 7, 2003, 2,205,667 GCo Common Shares were reserved for issuance upon the exercise of stock options ("GCo Options") under GCo's Amended Incentive Stock Option Plan (the "GCo Incentive Plan") and for the future grant of GCo Options under the GCo Incentive Plan. As of April 7, 2003, 1,502,192 of the GCo Options are outstanding, of which 355,125 have vested and are exercisable in accordance with their terms and 1,147,067 remain unvested. Except as described in this Section 2.2, there are no options, warrants, conversion privileges, rights plans or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating GCo or any of its subsidiaries to issue or sell any securities of GCo or any of its subsidiaries or obligations of any kind convertible into or exchangeable for any securities of GCo, any of its subsidiaries or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of GCo or any of its subsidiaries. All outstanding GCo Securities have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of GCo or any of its subsidiaries having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of GCo Securities on any matter. There are no outstanding contractual obligations of GCo or any of its subsidiaries to repurchase, redeem or otherwise acquire any of GCo's Securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. No holder of securities issued by GCo or any of its subsidiaries has any right to compel GCo to register or otherwise qualify such securities for public sale in Canada or the United States.

         (b) GCo's Series 1 10% Cumulative Redeemable Convertible Preferred Shares (the "GCo Series 1 Preferred Shares") were redeemed or converted by GCo in July 1999. There are no GCo Series 1 Preferred Shares issued and outstanding.


     2.3 Agreement Authorized and its Effect on Other Obligations

         (a) GCo has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by GCo and the consummation of the transactions contemplated by this Agreement, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby other than, with respect to the completion of the Arrangement, the approval of at least two-thirds of the votes cast by the holders of GCo Common Shares present, in person or by proxy, at the GCo Shareholders Meeting.

         (b) This Agreement has been duly executed and delivered by GCo and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

         (c) GCo's board of directors has (i) determined that it is in the best interests of GCo to enter into the Agreement, (ii) received an opinion from Citigroup Global Markets Inc. (and have been advised that they will receive a written opinion) that the Exchange Ratio is fair from a financial point of view to the holders of the GCo Common Shares, (iii) determined to provide the GCo Common Shareholders with the opportunity to vote in respect of the Agreement, the Arrangement and the transactions contemplated hereby, (iv) will advise the GCo Common Shareholders to carefully consider the opportunity presented by the Arrangement and all of the information set out in the Joint Proxy Statement and, having regard to their own personal circumstances and investment objectives, to come to their own decision as to how to vote on the matter and (v) have advised GCo of those members of GCo's board of directors who have indicated that they intend to vote the GCo securities held by them in favour of the Agreement, the Arrangement and the transactions contemplated hereby and GCo will so disclose such intention in the Joint Proxy Statement, subject to Section 7.1(b).

         (d) The approval of this Agreement by GCo, the execution and delivery by GCo of this Agreement, and the performance by it of its obligations hereunder and the completion by it of the Arrangement and the transactions contemplated thereby, will not:

               (i) result in a violation or breach of, require any consent to be obtained under or give rise to any material termination rights or material payment obligation under any provision of:

                     (A) its, or any of its subsidiaries' certificate of incorporation, articles, bylaws or other charter documents;

                     (B) subject to obtaining the Appropriate Regulatory Approvals relating to GCo, any Laws, regulation, order, judgment or decree, applicable to GCo or any of its subsidiaries or by which GCo or any of its subsidiaries or any of their respective properties is bound;

                     (C) any Material Contract or material licence, franchise or permit to which GCo, or any of its subsidiaries, is a party or by which it is bound; or

                     (D) the provisions of any of the GCo Property Permitted Encumbrances;

               (ii) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

               (iii) result in the imposition of any Encumbrance upon any of GCo's or any of its subsidiaries' assets, or restrict, hinder, impair or limit the ability of GCo to carry on the business of GCo as and where it is now being carried on, except as would not, individually or in the aggregate, have a Material Adverse Effect; or

               (iv) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of GCo or any of its subsidiaries or increase any benefits otherwise payable under the GCo Incentive Plan or any GCo Employee Plan or result in the acceleration of time of payment or vesting of any such benefits.

         (e) There are no anti-takeover statutes or regulations of any Governmental Entity that are applicable to GCo in connection with the transactions contemplated herein.

     2.4 Governmental and Third Party Consents

         (a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person is required to be obtained by GCo or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement by GCo or the consummation by GCo of the transactions contemplated hereby or thereby, other than: (i) the filing with the Commissions and the Court and the mailing to the securityholders of GCo of the Joint Proxy Statement relating to the GCo Shareholders Meeting; (ii) any approvals and notices required by the Interim Order; (iii) the Final Order; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the TSX; (v) such filings and notifications as may be necessary under the HSR Act; (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); and (vii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent GCo from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

         (b) Other than as contemplated by Section 2.4(a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of GCo's Material Contracts or leases or for GCo to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect.

         (c) GCo and its subsidiaries possesses such consents, licences, certificates, authorizations, approvals, franchises, permits or other rights as are currently necessary to conduct the business now operated by it, except where the failure to posses such consents, licences, certificates, authorizations, approvals, franchises, permits would not have a Material Adverse Effect.

     2.5 No Defaults

         Neither GCo nor any of its subsidiaries is in default under and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

     2.6 Intellectual Property


         (a) The GCo Disclosure Letter lists all Registered Intellectual Property Rights that are owned by, filed in the name of, or applied for by GCo or its subsidiaries, specifying as to each the nature or title of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such registration is pending, and any applicable registration or application number. All such Registered Intellectual Property Rights are valid and in full force and were prosecuted in good faith. All necessary registration, maintenance and renewal fees in connection with each item of such Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or other jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.

         (b) The GCo Disclosure Letter sets forth an accurate and complete list of all licences, sublicences and other agreements to which GCo or any of its subsidiaries is a party or is otherwise bound and pursuant to which any Person other than GCo or any of its subsidiaries is authorized to use any material GCo Intellectual Property Rights or GCo Technology and a true and correct copy of each such agreement has been delivered or made available to QCo.

         (c) Section 2.6(c)(i) of the GCo Disclosure Letter sets forth an accurate and complete list of all material licences, sublicences, and other agreements to which GCo or any of its subsidiaries is a party or is otherwise bound and pursuant to which GCo and any of its subsidiaries is authorized to use any Intellectual Property Right or Technology that is held by any Person other than GCo or any of its subsidiaries and a true and correct copy of each such agreement has been delivered or made available to QCo, other than end-user licences granted to GCo or any of its subsidiaries relating to "off the shelf" personal computer software that is generally available from Persons that are unaffiliated with GCo or any of its subsidiaries. Section 2.6(c)(ii) of the GCo Disclosure Letter sets forth an accurate and complete list of all material licences granted to GCo or any of its subsidiaries relating to "off the shelf" personal computer software that is generally available from Persons that are unaffiliated with GCo or any of its subsidiaries and that is incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by GCo or any subsidiary of GCo.

         (d) GCo and its subsidiaries either exclusively own or have the valid right to use all GCo Intellectual Property Rights and all Third Party Intellectual Property Rights used by GCo or any subsidiary of GCo (and no third party, including any past or present employee or contractor of GCo or any Governmental Entity, owns or has any ownership interest in any GCo Intellectual Property Rights that are not Third Party Intellectual Property Rights of GCo). Upon Closing, all GCo Intellectual Property Rights and all Third Party Intellectual Property Rights used by GCo or any subsidiary of GCo will be immediately available for use on terms and conditions substantially identical to those under which GCo and any subsidiaries of GCo presently uses or reasonably contemplates using such rights, without any affirmative act by QCo or any other Person.

         (e) To the knowledge of GCo, there are (and upon Closing, will be) no royalties, honoraria, fees, or other payments payable by GCo, any subsidiary of GCo, or QCo to any Person by reason of the ownership, use, licence, sale or disposition of any GCo Intellectual Property Rights or GCo Technology.

         (f) To the knowledge of GCo, neither the GCo Intellectual Property Rights, nor the conduct of the GCo business as presently conducted or reasonably currently contemplated to be conducted, uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right of any Person. Neither GCo nor any of its subsidiaries: (i) has any knowledge that any GCo Intellectual Property Right is the subject of any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of an alleged right of any Person with respect to any Intellectual Property Right;
(ii) has received any oral, written, or other communication that GCo or any subsidiary of GCo is using or disclosing in an unauthorized manner, infringing, or misappropriating the alleged right of any Person with respect to any Intellectual Property Right; or (iii) has any knowledge that any of the GCo Intellectual Property Rights is being used or disclosed in an unauthorized manner, infringed or misappropriated by any Person.

         (g) None of the GCo Intellectual Property Rights are subject to any Proceeding that restricts in any manner the use, transfer or licensing thereof by GCo or that may affect the validity, use or enforceability of the GCo Intellectual Property Rights; provided that nothing herein applies to the prosecution (except for any interference or opposition proceeding) of any GCo Intellectual Property Rights in the U.S. Patent and Trademark Office or any other government patent or trademark office.

         (h) To the knowledge of GCo, no party to any licence, sublicence, or agreement listed in the GCo Disclosure Letter is (or upon Closing, will be) in material breach or default and no event has occurred (or, upon Closing, will occur) which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.


         (i) GCo and its subsidiaries have maintained and continue to maintain a system to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the material GCo Intellectual Property Rights not otherwise protected by patents, patent applications, or copyright or trademark law. Without limitation on the generality of the foregoing, to the knowledge of GCo, (i) any disclosures to third parties of trade secrets that are material to the operation of the GCo business have been pursuant to executed written confidentiality agreements substantially similar in effect to those included in the forms set forth in the GCo Disclosure Letter, (ii) GCo has obtained confidentiality and inventions assignment agreements, in one or more forms, that have protections and conditions substantially similar in effect to those included in the forms set forth in the GCo Disclosure Letter, from all of the past and present employees and independent contractors of GCo and subsidiaries of GCo involved in the creation or development of GCo Intellectual Property Rights and GCo Technology that are material to the operation of the GCo business, (iii) there has been no material breach or violation of any secrecy or confidentiality commitments of any person in respect of any material confidential information of GCo or its subsidiaries, and (iv) the measures taken by GCo and its subsidiaries to protect the proprietary and non-public aspects of the thermo-electric generator and solid oxide fuel cell technology are reasonably designed to adequately prevent third parties from using any such aspects of such technology without the approval of GCo. No Person who has performed services related to the GCo business has (or upon Closing, will have) any right, title or interest in any GCo Intellectual Property Rights that are material to the operation of the GCo business.

         (j) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) breach, violate, or conflict with any agreement governing any GCo Intellectual Property Rights, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any GCo Intellectual Property Rights, or in any way impair the right of QCo to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any GCo Intellectual Property Right, (iii) result in QCo granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, QCo, (iv) result in QCo being bound by, or subject to, any non-competition or other restriction on the operation or scope of its businesses, or (v) result in QCo being obligated to pay any royalties or other fees of any kind to any third party. GCo and its Subsidiaries have not entered into any agreements granting any exclusive right to any material GCo Intellectual Property Right.

         (k) For purposes of this Section 2.6, "use" includes, without limitation, make, have made, reproduce, display or perform, publicly or otherwise, prepare derivative works based upon, offer for sale, sell, distribute, import, disclose, licence, sublicence, dispose of and otherwise exploit.

     2.7 Securities Reports

         (a) GCo has furnished or made available to QCo true and complete copies of each statement, form, schedule, report, prospectus, proxy statement, or other documents filed with, or furnished to, the Commission or on SEDAR since December 31, 1999, and, prior to the Effective Time, GCo will have furnished QCo with true and complete copies of any additional documents filed with the Commission by GCo prior to the Effective Time (such forms, reports, schedules, prospectuses, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "GCo Documents"). GCo has furnished to QCo true and complete copies of all written correspondence between GCo and any securities regulatory bodies including the TSX.

         (b) GCo has made available to QCo all exhibits to the GCo Documents filed prior to the date hereof, and will promptly make available to QCo all exhibits to any additional GCo Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the GCo Documents have been so filed, and all Material Contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither GCo nor any of its subsidiaries is in default thereunder.

         (c) The GCo Documents include all forms, reports, schedules, prospectuses, statements or other documents required to be filed by it with the Commission since December 31, 1999. GCo has timely filed all GCo Documents required to be filed by it with the

Commission since December 31, 1999. The GCo Documents did not, at the time they were filed, or, if amended or updated, as of the date of such amendment or update, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed GCo Document. None of GCo's subsidiaries is required to file any forms, reports, schedules, prospectuses, statements or other documents with the Commission. The GCo Documents, at the time filed complied in all material respects with the requirements of applicable securities Laws.

         (d) GCo has not filed any confidential material change report with the Commission or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

         (e) GCo has publicly disclosed in the GCo Documents any information regarding any event, circumstance or action taken or failed to be taken by GCo or its subsidiaries which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     2.8 Financial Statements

         (a) The GCo Financial Statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable Governmental Entities and the Commission with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports to shareholders). The GCo Financial Statements present fairly the consolidated financial position, results of operations and cash flows of GCo and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect appropriate and adequate reserves in respect of all liabilities, including contingent liabilities, if any, of GCo and its subsidiaries on a consolidated basis. There has been no change in GCo's accounting policies, except as described in the notes to the GCo Financial Statements, since December 31, 2002.

         (b) GCo has heretofore made available to QCo the consolidated balance sheet of GCo and its consolidated subsidiaries at December 31, 2002 (the "GCo Balance Sheet"), as well as the consolidated statements of operations of GCo and its consolidated subsidiaries for the period ended December 31, 2002 (the "GCo Statement of Operations") and the consolidated statements of cash flows of GCo and its consolidated subsidiaries for the period ended December 31, 2002 (the "GCo Statement of Cash Flows" and, together with the GCo Balance Sheet and the GCo Statement of Operations, in each case including the notes thereto, being collectively referred to herein as the "GCo Financial Statements"). Except as set forth in the GCo Financial Statements, neither GCo nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2002 and that would not have a Material Adverse Effect.

     2.9 Absence of Certain Changes and Events

         Since December 31, 2002, GCo has conducted its business in the ordinary and regular course consistent with past practice and there has not occurred:

         (a) Any Material Adverse Change with respect to GCo;

         (b) Any acquisition, sale or transfer of any material asset of GCo or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;

         (c) Any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or capitalized software policies) by GCo or any revaluation by GCo of any of its or any of its subsidiaries' assets;

         (d) Any declaration, setting aside, or payment of a dividend or other distribution with respect to GCo Securities, or any direct or indirect redemption, purchase or other acquisition by GCo of any of its shares of capital stock;

         (e) Any Material Contract entered into by GCo or any of its subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which GCo or any of its subsidiaries is a party or by which it is bound;

         (f) Any change in the capital stock or in the number of shares or classes of GCo's authorized or outstanding capital stock as described in Section
2.2 (other than as a result of exercises of GCo Options);

         (g) Any agreement by GCo or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with QCo and its representatives regarding the transactions contemplated by this Agreement); or

         (h) Any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

     2.10 Material Contracts

         None of GCo, its subsidiaries, nor to the knowledge of GCo any of the other parties thereto, is in default or breach of, in any material respect, nor has GCo or its subsidiaries received any notice of material default or termination under, any Material Contract and, to the knowledge of GCo, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. None of GCo or its subsidiaries is a party to any Material Contract except for those Material Contracts set forth on the GCo Disclosure Letter. True and complete copies of all of GCo's Material Contracts, or where such Contracts are oral, true and complete written summaries of the terms thereof, have been furnished to or made available to QCo.

     2.11 Customers and Suppliers

         Since the period ended in the GCo Balance Sheet, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of GCo and its subsidiaries for the period ended on the GCo Balance Sheet. GCo has no reason to believe that the benefits of any relationship with any of the customers or suppliers of GCo or its subsidiaries will not continue on the terms identified in the agreements establishing such relationships after the Effective Date in substantially the same manner as prior to the date hereof, assuming the completion on the Effective Date of the Arrangement. GCo has furnished or made available to QCo GCo's standard form product warranty provided to customers and except as set forth in the GCo Disclosure Letter, no GCo product warranty relating to a Contract for the sale of goods or services worth more than $500,000 differs from the standard form in any material respect.

     2.12 Insurance

         GCo and its subsidiaries are insured by insurers, reasonably believed by GCo to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. GCo has furnished or made available to QCo accurate particulars of the policies of insurance maintained by GCo and its subsidiaries as of the date hereof, including the name of the insurer, the risks insured against and the amount of coverage, and all such policies will continue in effect without alteration or loss in coverage in connection with the consummation of the Arrangement. All such policies are in full force and effect. None of GCo or its subsidiaries or, to the knowledge of GCo, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has GCo or its subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of GCo, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of GCo and its subsidiaries will not be renewed by the insurer upon the scheduled termination date of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. True and complete copies of all the existing insurance policies of GCo and its subsidiaries have been provided to QCo.

     2.13 Books and Records

         (a) The books, records and accounts of GCo and its subsidiaries, in all material respects:

                (i) have been maintained in accordance with good business practices on a basis consistent with prior years;

                (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of GCo and its subsidiaries; and

                (iii) accurately and fairly reflect the basis for the GCo Financial Statements.

         (b) GCo has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

                (i) transactions are executed in accordance with management's general or specific authorization; and

                (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

         (c) GCo maintains a system of disclosure controls and procedures that are designed to ensure that information required to be disclosed by GCo in its reports or other documents filed with or furnished to the Commission is recorded, processed, summarized and reported within the time periods required by the Commission's rules and forms, including, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to GCo's senior management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

     2.14 Litigation; Investigations

         There is no claim, action, proceeding or investigation pending or, to the knowledge of GCo, threatened against or relating to GCo or any of its subsidiaries or affecting any of their properties, licences or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is GCo aware of any basis for any such claim, action, proceeding or investigation. Neither GCo nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a material amount of money as a condition to or a necessity for the right or ability of GCo or any of its material subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     2.15 Environmental Matters

         (a) There are no environmental conditions or circumstances, such as the presence or Release of any Hazardous Substance, existing on, at, under, to or from any property presently or previously owned, operated or leased by GCo or any of its subsidiaries.

         (b) GCo and its subsidiaries have in full force and effect all material environmental permits, licences, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder, and, to the knowledge of GCo, each of such environmental permits, licences, approvals and other authorizations shall continue in full force and effect on and after the Closing.

         (c) GCo's and its subsidiaries' operations and the ownership, operation or use of their assets are currently, and have at all times been, in compliance with all applicable United States, Canadian federal, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code, policy, licence, permit, consent, approval, judgment, notice, order, administrative order or decision, decree or injunction requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including natural resources or any activity which affects the environment or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Substance (collectively the "Applicable Environmental Laws").

         (d) Neither GCo nor its subsidiaries have arranged for any other Person to handle or Release any Hazardous Substance at, on, under, from or to any other location, except in each case (i) in full compliance with Applicable Environmental Laws, (ii) in a manner that would not reasonably be expected to give rise to a claim for damages under any Applicable Environmental Law and
(iii) at a location that is (x) fully permitted for such Handling and Release and (y) is not subject to any investigation or cleanup under any Applicable Environmental Laws.

         (e) No written notice has been served on GCo or any of its subsidiaries from any Governmental Entity or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws.

         (f) GCo does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licences or other authorizations required pursuant to any Applicable Environmental Laws to own, operate or use any of GCo's or any of its subsidiaries' assets for their current purposes and uses.

         (g) GCo has provided QCo with complete and correct copies of all studies, reports, surveys, assessments (including all Phase I and Phase II environmental site assessments), audits, correspondence, investigations, analysis, laboratory data, tests, soil and groundwater sampling results and other documents (whether in hard copy or electronic form) in GCo's or GCo's counsel's or GCo's consultant's possession or control (excluding documents which are subject to solicitor-client privilege, the nature of which documents are described in the GCo Disclosure Letter) or to which GCo has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned, leased or operated by GCo or its subsidiaries, or regarding GCo's compliance with any Applicable Environmental Law.

         (h) No environmental circumstance or condition exists, including the presence or Release of any Hazardous Substance at, on, under, from or to any property currently or previously owned, operated or leased by GCo or its subsidiaries which could reasonably be expected to result in loss or liability under Applicable Environmental Laws (including losses, liabilities or other claims for or associated with remedial investigations or cleanup obligations) greater than $1.5 (Cdn.) million.

     2.16 Title to Properties

         Except for goods and other property sold, used or otherwise disposed of since December 31, 2002 in the ordinary course of business for fair value, GCo has good and, defensible, and marketable title to all its properties, including real property owned or leased, interests in properties and assets, real and personal (the "GCo Property"), reflected in the GCo Financial Statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the GCo Balance Sheet, all of which Encumbrances are in good standing; (b) liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect (the "GCo Property Permitted Encumbrances") and GCo is the sole legal and beneficial owner of the GCo Property. All leases pursuant to which GCo or any of its subsidiaries leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the tenants under such leases, or by GCo or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect and in respect to which GCo or any of its subsidiaries has not taken adequate steps to prevent a default from occurring. The buildings and premises of GCo and each of its subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of GCo and its subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

     2.17 Zoning and Other Matters Relating To Real Property

         (a) The buildings and other structures located on the GCo Property and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws, municipal or otherwise; none of such buildings or other structures encroaches upon any land not owned or leased by GCo or its subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any way restrict or prohibit the use of the GCo Property or such buildings or structures for the purposes for which they are presently being used.

         (b) GCo is not aware of any plans, studies, notices of intent or pending bylaws which, if implemented, could change the land use designation of the GCo Property.

         (c) There are no expropriation or similar proceedings, actual or threatened, of which GCo or its subsidiaries has received notice against any of the GCo Property or any part thereof.

         (d) No buildings or other structures located on the GCo Property contain any friable asbestos or any other substance containing asbestos and deemed hazardous by any Environmental Laws applicable to GCo or its subsidiaries.

         (e) There are no options to purchase, rights of first refusal or purchase agreements in favour of any third party to purchase the GCo Property or any part thereof.

         (f) Each and every outstanding development agreement or other agreement with authorities in relation to the GCo Property, if any, has been fully complied with and satisfied and, subject only to the passing of time, shall be released or discharged without conditions.

         (g) Other than financing against the GCo Property disclosed in the GCo Balance Sheet, GCo does not have any indebtedness to any person that might by operation of Law or otherwise constitute an encumbrance against the GCo Property or any part thereof or which could affect the right of either party, to own, occupy and obtain the revenue from the GCo Property.

         (h) There are no contracts, agreements or employees associated with the GCo Property in respect of which GCo will incur any liability whatsoever as a result of the transactions contemplated under this Agreement, other than in connection with the GCo Property Permitted Encumbrances.

         (i) There are no work orders, deficiency notices, notices of violation or other written notices from any authority, board of fire insurance underwriters or anyone else advising of any breach of any Law or regulation or of any permit or stating that any repair, work or change is necessary, recommended or required to the GCo Property, nor stating that GCo is not entitled to carry out any of the activities carried out on the GCo Property in the manner that such are currently carried out.

         (j) GCo holds no registered or beneficial interest directly or indirectly, in any lands adjoining or having a common boundary with any of the GCo Property.

         (k) The GCo Property is not restricted in any manner whatsoever pursuant to the Historical Resources Act (Alberta) (such restrictions including, without limitation, designation of the GCo Property as a "Heritage Site" thereunder).

         (l) At the time GCo acquired its interest in the GCo Property it was not a "foreign controlled corporation" as such phrase is defined by the Foreign Ownership of Land Regulations and/or regulations from time to time enacted under the Agricultural and Recreational Land Ownership Act (Alberta).

         (m) GCo is not a "non-resident" of Canada within the meaning and intent of the Tax Act.

         (n) There are no security deposits, damage deposits or prepaid rents outstanding from or owing to any tenants of the GCo Property and none of the leases contain provisions pursuant to which tenants may be entitled to occupy the premises demised to them, or any other premises, on a rent-free or rent reduced basis.

         (o) The leases relating to the GCo Properties have not been surrendered and contain the entire and only agreement between GCo or its subsidiaries, and the landlords or tenants, as the case may be with respect to the premises demised or any other portions of the GCo Properties.

     2.18 No Hazardous Substances

         The GCo Property has not been and is not now used as a landfill or waste disposal site, nor are there any active or out-of-service underground storage tanks or sites from which such tanks have been removed on the GCo Property, nor has any Hazardous Substance been deposited in or disposed of at, on, under, to or from the GCo Property, nor has there been any Release, spill, emission or discharge of any Hazardous Substance at, on, under, to or from the GCo Property or any other location which could reasonably be expected to give rise, directly or indirectly, to any action or claim by a third party or a Governmental Entity alleging any violation of, or liability under, any Applicable Environmental Laws.

     2.19 Taxes

         (a) GCo and each of its subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them prior to the date hereof (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes, including any installments or prepayments of Taxes, that are due and payable prior to the date hereof and GCo has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. GCo and each of its subsidiaries have made adequate provision in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. GCo and its subsidiaries have withheld from all payments made by them, or otherwise collected, all material amounts in respect of Taxes required to be withheld therefrom or collected by them prior to the date hereof, and have remitted same to the applicable Governmental Entity within the required time periods. Neither GCo nor any of its subsidiaries has any liability for the Taxes of any other Person.

         (b) Neither GCo nor any subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Canada Customs and Revenue Agency, the IRS or any other taxing authority, including, without limitation, any state, provincial, or local tax authority, in connection with any of the Tax Returns referred to above. No waivers of statutes of limitations have been given or requested with respect to GCo or any subsidiary, and the relevant statute of limitations with respect to any liability for Taxes is closed with respect to the Tax Returns of GCo and its subsidiaries for all years through 1997. All Tax liability of GCo and its subsidiaries has been assessed for all fiscal years up to and including the fiscal year ended December 31, 2001. To the best of the knowledge of GCo, there are no material proposed (but unassessed) additional Taxes with respect to GCo or any subsidiary and none has been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.

         (c) Neither GCo nor any subsidiary (i) is or has been a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" for U.S. federal income tax purposes; (ii) currently has or has had an active trade or business or "permanent establishment" (as defined in an applicable treaty) in the United States for U.S. federal income tax purposes;
(iii) currently has or has had any employees, officers or directors in the United States.

         (d) Neither GCo nor any of its subsidiaries has participated in any transactions with an affiliated United States person, as defined in Section 7701(a)(30) of the Code, other than on terms that are consistent with the principles of Section 482 of the Code and U.S. Treasury Regulations promulgated thereunder.

         (e) GCo and its subsidiaries have filed all reports and have created and/or retained all records required under Section 6038A of the Code with respect to ownership by and transactions with related foreign parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between any U.S. subsidiary of GCo and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with any U.S. subsidiary of GCo are either maintained in the United States, or the U.S. subsidiary of GCo is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under U.S. Treasury Regulation Section 1.6038A-1. No U.S. subsidiary of GCo is a party to any record maintenance agreement with the IRS with respect to Section 6038A. Each related foreign person that has engaged in transactions with a U.S. subsidiary of GCo has authorized such U.S. subsidiary to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the IRS to examine records or produce testimony related to any transaction with the U.S. subsidiary, and each such authorization remains in full force and effect.

         (f) There is no Contract to which GCo or any of its subsidiaries is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of GCo that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section 280G of the Code.

         (g) Neither GCo nor any of its subsidiaries is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement and neither GCo nor any of its subsidiaries has any liability or obligation under any such tax sharing, tax indemnity or tax allocation agreement. No liability (or reasonable claim of liability) shall arise under any tax sharing, tax indemnity or tax allocation agreement or arrangement as a result of this transaction. Neither GCo nor any of its subsidiaries is the subject of an advance income tax ruling.

         (h) For Canadian federal, provincial, state or local Tax purposes, GCo has not claimed a reserve in respect of an amount that could be included in income for any period ending after the Effective Date.

         (i) GCo will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any period ending after the Effective Date as a result of any change in method of accounting for a taxable period beginning prior to the Effective Date, or prepaid amounts received on or prior to the Effective Date.

         (j) Except pursuant to this Agreement, for purposes of any applicable Canadian federal, provincial, state or local statute imposing Taxes, no Person or group of Persons has ever acquired or had the right to acquire control of GCo after 1997.

         (k) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax
Act, or any equivalent provision of the taxation legislation of any applicable province of Canada after 1997 and since 1997, GCo has not acquired or disposed of property in circumstances which could subject it to a liability under section 160 of the Tax Act.

         (l) For all transactions between GCo and any non-resident Person, GCo has made or obtained records or documents that meet the requirements of paragraphs 247 of the Tax Act.

         (m) GCo is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 102120607-RT001.

         (n) The GCo Disclosure Letter sets out the estimated tax pools of GCo for Canadian federal, provincial, state or local Tax purposes.

     2.20 Non-Arm's Length Transactions

         (a) None of GCo or its subsidiaries has made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee or shareholder of such company or any Person not dealing with such officer, director, employee or shareholder at arm's length or any affiliate of any of the foregoing, except as disclosed in the GCo Financial Statements or in the GCo Disclosure Letter and except for usual compensation paid in the ordinary course of business consistent with past practice.

         (b) None of GCo or its subsidiaries has outstanding any loan or other extension of credit, nor any agreement or commitment to make any loan or extension of credit, in each case in the form of a personal loan, to any director or senior officer of GCo or its subsidiaries.

         (c) Except as disclosed in the GCo Disclosure Letter and except for Contracts made solely between GCo and its subsidiaries and except for contracts of employment, options agreements under the GCo Incentive Plan, and agreements relating to employee benefits generally available to employees of GCo, none of GCo or its subsidiaries is a party to any Contract with any officer, director, employee or shareholder of such company or any Person not dealing with such officer, director, employee or shareholder at arm's length or any affiliate of any of the foregoing.

     2.21 Employees

          The GCo Disclosure Letter lists all employees employed by, and all individuals engaged on a contractual basis to provide employment or sales services to GCo or any of its subsidiaries as of the date hereof (the "GCo Employees"). For each of the GCo Employees, the GCo Disclosure Letter lists such employee's name, date of hire, title or classification, rate of salary, commission or bonus entitlements (if any) and any other benefits extended to, or circumstances unique to each such employee. Except as described in the GCo Disclosure Letter, neither GCo nor any of its subsidiaries is a party to or bound by any Contracts relating to employment, severance, retention, bonus or confidentiality or any consulting Contracts with any GCo Employee or former employee of GCo or any of its subsidiaries written or otherwise, as to which unsatisfied obligations of GCo or any of its subsidiaries of greater than $50,000 remain outstanding.

     2.22 Employee Benefit Plans

          (a) The GCo Disclosure Letter lists all the employee benefit, health, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to the GCo Employees or to former employees of GCo or any of its subsidiaries which are currently maintained or participated in by GCo or its subsidiaries and each loan to a non-officer GCo Employee in excess of $40,000, and each loan to an officer or director of GCo (the "GCo Employee Plans").

          (b) All of the GCo Employee Plans are registered where required by, and are in good standing under, all applicable Laws or other legislative, administrative or judicial promulgations applicable to the GCo Employee Plans and there are no actions, claims, proceedings or governmental audits pending (other than routine claims for benefits) relating to GCo.

          (c) All of the GCo Employee Plans have been administered and funded in material compliance with their terms and all applicable Laws or other legislative, administrative or judicial promulgations applicable to the GCo Employee Plans and there are no unfunded liabilities in respect of the GCo Employee Plans and all required contributions thereunder have been made in accordance with all applicable Laws or other legislative, administrative or judicial promulgations applicable to the GCo Employee Plans and the terms of such GCo Employee Plan.

          (d) No amendments to any GCo Employee Plan have been promised and no amendments to any GCo Employee Plan will be made or promised prior to the Effective Date which affect or pertain to the GCo Employees.

          (e) True and complete copies of all the GCo Employee Plans, as amended and, if available, current plan summaries and employee booklets in respect thereof as are applicable to the GCo Employees and all related documents or, where oral, written summaries of the terms thereof, have been made available to QCo; for the purpose of the foregoing, related documents means all current plan documentation and amendments relating thereto, summary plan descriptions and summaries of material modifications, if any, all related trust agreements, funding agreements and similar agreements, the most recent annual reports filed with any Governmental Entity, and the three most recent actuarial reports, if any, related thereto.

          (f) There are no agreements or undertakings by GCo or any of its subsidiaries to provide post-retirement profit sharing, medical, health, life insurance or other benefits to GCo Employees or any former employee of GCo or any of its subsidiaries.

          (g) The assets of each GCo Employee Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise of such plan on a plan termination basis and each such plan is fully funded on a going concern and solvency basis in accordance with its terms, applicable actuarial assumptions and applicable laws.

     2.23 Labour Matters

          Neither GCo nor any of its subsidiaries is bound by or a party to any collective bargaining Contracts with any trade union, counsel of trade unions, employee bargaining agent or affiliated bargaining agent (collectively, "labour representatives"), and neither GCo nor any of its subsidiaries has conducted any negotiations with respect to any such future Contracts; no labour representatives hold bargaining rights with respect to any GCo Employees; no labour representatives have applied to have GCo or any of its subsidiaries declared a common employer pursuant to the Alberta Labour Relations Code; to the knowledge of GCo there are no current or threatened attempts to organize or establish any trade union or employee association with respect to GCo or any of its subsidiaries; there is no strike, dispute, slowdown, lockout, shutdown, work stoppage, unresolved material labour union grievance, labour arbitration, unfair labour practice, successor rights or common employer proceeding or other concerted action or formal grievance existing against GCo or any of its subsidiaries.

     2.24 Information Supplied

          None of the information supplied or to be supplied by GCo for inclusion or incorporation by reference in the Joint Proxy Statement will at the time the Joint Proxy Statement is mailed to the securityholders of GCo and at the time of the GCo Shareholders Meeting, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

     2.25 Compliance with Laws

          Each of GCo and its subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees, except for such noncompliance that would not cause a Material Adverse Effect. Without limiting the generality of the foregoing, all securities of GCo (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

     2.26 Restrictions on Business Activities

          There is no agreement, judgment, injunction, order or decree binding upon GCo or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of GCo or any of its subsidiaries, any acquisition of property by GCo or any of its subsidiaries or the conduct of business by GCo or any of its subsidiaries as currently conducted.

     2.27 Disclosure

          No representation or warranty made by GCo in this Agreement or the GCo Disclosure Letter, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by GCo or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

     2.28 GCo Assets and Revenues

          GCo is its own Ultimate Parent Entity. GCo, together with all entities Controlled by GCo, does not (a) as of the period ended in the GCo Balance Sheet have total annual sales of $100 million or more, or (b) as of the period ended in the GCo Balance Sheet, have total assets of $100 million or more, in each case determined in accordance with 16 C.F.R. (ss) 801.11. This representation and warranty is made solely for the purpose of determining the applicability of the HSR Act notification requirements to the transactions contemplated by this Agreement.

     2.29 Brokers and Finders

          Other than Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) in accordance with the terms of its engagement letter dated November 19, 2002, a copy of which has been provided to QCo, none of GCo or any of its subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                                   Article 3
                      REPRESENTATIONS AND WARRANTIES OF QCO

         Except as otherwise fully and fairly disclosed and set forth in a corresponding paragraph of the QCo Disclosure Letter, QCo hereby represents and warrants to, and agrees with, GCo that:

     3.1 Organization and Standing

         (a) Each of QCo and its subsidiaries has been duly organized or formed under all applicable Laws, is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or other legal power, authority and capacity to own, lease and operate its properties and conduct its businesses as currently conducted. All of the outstanding shares of capital stock and other ownership interests of QCo and its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests of QCo's subsidiaries are owned directly or indirectly by QCo, free and clear of all material liens, claims or encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its subsidiaries. QCo and each of its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. QCo has disclosed in the QCo Disclosure Letter the names and jurisdictions of incorporation of each of its subsidiaries.

         (b) QCo does not have any subsidiaries which are material in relation to the business and financial condition of QCo on a consolidated basis; for the purposes hereof, a subsidiary and its subsidiaries shall be considered material in relation to QCo if: (i) the investments in and advances to the subsidiary and its subsidiaries by QCo and its other subsidiaries exceed five percent of the total assets of QCo and its subsidiaries on a consolidated basis at January 31, 2003; or (ii) the equity of QCo and its other subsidiaries in the income from continuing operations before income taxes and extraordinary items of the subsidiary and its subsidiaries exceeds five percent of such income of QCo and its subsidiaries on a consolidated basis for QCo's period ended January 31, 2003.

        (c) QCo does not have any ownership interest in any other Person, which interest is material in relation to the consolidated financial position of QCo.

        (d) QCo has delivered or made available to GCo a true and correct copy of its charter documents and similar governing instruments of each of its subsidiaries, each as amended as of the date hereof, and each such instrument is in full force and effect. Neither QCo nor any of its subsidiaries is in violation of any of the provisions of its charter documents or equivalent governing instruments.

     3.2 Capitalization

         The authorized capital of QCo consists of 20,000,000 shares of Preferred Stock, $.001 par value per share (the "QCo Preferred Stock"), 42,000,000 shares of Common Stock, $.001 par value per share (the "QCo Common Stock"), 12,000,000 shares of Series A Common Stock, $.001 par value per share (the "QCo Series A Stock"), and 6,000,000 shares of Series B Common Stock, $.001 par value per share (the "QCo Series B Stock" and, together with the QCo Preferred Stock, the QCo Common Stock and the QCo Series A Stock, being collectively referred to herein as the "QCo Securities"). As of April 7, 2003, there were no shares of QCo Preferred Stock outstanding, 21,680,475 shares of QCo Common Stock outstanding, no shares of

QCo Series A Stock outstanding, and 999,969 shares of QCo Series B Stock outstanding. As of April 7, 2003, 3,500,000 shares of QCo Common Stock were reserved for issuance upon the exercise of stock options ("QCo Options") under QCo's 2002 Stock Incentive Plan (the "QCo Incentive Plan") and for the future grant of QCo Options under the QCo Incentive Plan. As of April 7, 2003, there were warrants to purchase an aggregate of 100,000 shares of QCo Common Stock outstanding (the "QCo Warrants"). As of April 7, 2003, 2,428,665 of the QCo Options are outstanding, of which 839,362 are vested and are exercisable in accordance with their terms and 1,589,303 remain unvested. Except as described in this Section 3.2(a), there are no options, warrants, conversion privileges, rights plans or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating QCo or any of its subsidiaries to issue or sell any securities of QCo or any of its subsidiaries or obligations of any kind convertible into or exchangeable for any securities of QCo, any of its subsidiaries or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of QCo or any of its subsidiaries. All outstanding QCo Securities have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of QCo or any of its subsidiaries having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the QCo securityholders on any matter. There are no outstanding contractual obligations of QCo or any of its subsidiaries to repurchase, redeem or otherwise acquire any of QCo's Securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. No holder of securities issued by QCo or any of its subsidiaries has any right to compel QCo to register or otherwise qualify such securities for public sale in the United States.

     3.3 Agreement Authorized and its Effect on Other Obligations

         (a) QCo has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by QCo and the consummation of the transactions contemplated by this Agreement, have been duly authorized by QCo's board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby, other than the requisite approval by the QCo stockholders of (i) this Agreement; (ii) the amendment of QCo's Certificate of Incorporation to increase its authorized capital stock; and (iii) the issuance by QCo of the QCo Common Stock issuable pursuant to the Arrangement.

         (b) This Agreement has been duly executed and delivered by QCo and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

         (c) QCo's board of directors has (i) determined unanimously that the Arrangement is fair to the holders of the QCo Common Stock and is in the best interests of QCo, (ii) received an opinion from Adams, Harkness & Hill, Inc. (and have been advised that they will receive a written opinion) that the Exchange Ratio is fair from a financial point of view to the holders of the QCo Common Stock, (iii) determined to recommend that the holders of the QCo Common Stock vote in favour of the Agreement and the transactions contemplated hereby, and

(iv) advised QCo that the members of its board of directors will vote the QCo Common Stock held by them in favour of the Agreement and the transactions contemplated hereby and will so represent in the Joint Proxy Statement, subject to Section 7.1(b).

         (d) The approval of this Agreement, the execution and delivery by QCo of this Agreement and the performance by it of its obligations hereunder and the completion by it of the Arrangement and the transactions contemplated thereby, will not:

             (i) result in a violation or breach of, require any consent to be obtained under or give rise to any material termination rights or material payment obligation under any provision of:

                 (A) its or any of its subsidiaries' certificate of incorporation, articles, bylaws or other charter documents;

                 (B) subject to obtaining the Appropriate Regulatory Approvals relating to QCo, any Laws, regulation, order, judgment or decree, applicable to QCo or any of its subsidiaries or by which QCo or any of its subsidiaries or any of their respective properties is bound;

                 (C) any Material Contract or material licence, franchise or permit to which QCo, or any of its subsidiaries, is party or by which it is bound; or

                 (D) the provisions of any of the QCo Property Permitted Encumbrances;

             (ii) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

             (iii) result in the imposition of any Encumbrance upon any of QCo's or any of its subsidiaries' assets, or restrict, hinder, impair or limit the ability of QCo or any of its subsidiaries to carry on the business of QCo as and where it is now being carried on, except as would not, individually or in the aggregate, have a Material Adverse Effect; or

             (iv) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of QCo or any of its subsidiaries or increase any benefits otherwise payable under the QCo Incentive Plan or the QCo Employee Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

         (e) There are no "fair price," "moratorium," "control share acquisition" or other anti-takeover statutes or regulations of any Governmental Entity that are applicable to QCo in connection with the transactions contemplated herein.

     3.4 Governmental and Third Party Consents

         (a) No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person, is required to be obtained by QCo or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the mailing to stockholders of QCo of the Joint Proxy Statement relating to the QCo Stockholders Meeting, (ii) the furnishing to the SEC of the SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under applicable federal, provincial or state securities laws and the rules of The Nasdaq Stock Market Inc. ("Nasdaq"); (v) such filings and notifications as may be necessary under the HSR Act; (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); (vii) the filing by QCo of a certificate of amendment to QCo's Certificate of Incorporation with the Secretary of State of the State of Delaware; and (viii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent QCo from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

         (b) Other than as contemplated by Section 3.4(a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of QCo's Material Contracts or leases or for QCo to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect.

         (c) QCo and its subsidiaries possesses such consents, licences, certificates, authorizations, approvals, franchises, permits or other rights as are currently necessary to conduct the business now operated by it, except where the failure to posses such consents, licences, certificates, authorizations, approvals, franchises, permits would not have a Material Adverse Effect.

     3.5 No Defaults

         Neither QCo nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

     3.6 Intellectual Property

         (a) The QCo Disclosure Letter lists all Registered Intellectual Property Rights that are owned by, filed in the name of, or applied for by QCo or its subsidiaries, specifying as to each the nature or title of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such registration is pending, and any applicable registration or application number. All such Registered Intellectual Property Rights are valid and in full force and were prosecuted in good faith. All necessary registration, maintenance and renewal fees in connection with each item of such Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or other jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.

         (b) The QCo Disclosure Letter sets forth an accurate and complete list of all licences, sublicences and other agreements to which QCo or any of its subsidiaries is a party or is otherwise bound and pursuant to which any Person other than QCo or any of its subsidiaries is authorized to use any material QCo Intellectual Property Rights or QCo Technology and a true and correct copy of each such agreement has been delivered or made available to GCo.

         (c) Section 3.6(c)(i) of the QCo Disclosure Letter sets forth an accurate and complete list of all material licences, sublicences, and other agreements to which QCo or any of its subsidiaries is a party or is otherwise bound and pursuant to which QCo and any of its subsidiaries is authorized to use any Intellectual Property Right or Technology that is held by any Person other than QCo or any of its subsidiaries and a true and correct copy of each such agreement has been delivered or made available to GCo, other than end-user licences granted to QCo or any of its subsidiaries relating to "off the shelf" personal computer software that is generally available from Persons that are unaffiliated with QCo or any of its subsidiaries. Section 3.6(c)(ii) of the QCo Disclosure Letter sets forth an accurate and complete list of all material licences granted to QCo or any of its subsidiaries relating to "off the shelf" personal computer software that is generally available from Persons that are unaffiliated with QCo or any of its subsidiaries and that is incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by QCo or any subsidiary of QCo.

         (d) QCo and its subsidiaries either exclusively own or have the valid right to use all QCo Intellectual Property Rights and all Third Party Intellectual Property Rights used by QCo or any subsidiary of QCo (and no third party, including any past or present employee or contractor of QCo or any Governmental Entity, owns or has any ownership interest in any QCo Intellectual Property Rights that are not Third Party Intellectual Property Rights of QCo). Upon Closing, all QCo Intellectual Property Rights and all Third Party Intellectual Property Rights used by QCo or any subsidiary of QCo will be immediately available for use on terms and conditions substantially identical to those under which QCo and any subsidiaries of QCo presently uses or reasonably contemplates using such rights, without any affirmative act by GCo or any other Person.

         (e) To the knowledge of QCo, there are (and upon Closing, will be) no royalties, honoraria, fees, or other payments payable by QCo, any subsidiary of QCo, or GCo to any Person by reason of the ownership, use, licence, sale or disposition of any QCo Intellectual Property Rights or QCo Technology.

         (f) To the knowledge of QCo, neither the QCo Intellectual Property Rights, nor the conduct of the QCo business as presently conducted or reasonably currently contemplated to be conducted, uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right of any Person. Neither QCo nor any of its subsidiaries: (i) has any knowledge that any QCo Intellectual Property Right is the subject of any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of an alleged right of any Person with respect to any Intellectual Property Right; (ii) has received any oral, written, or other communication that QCo or any subsidiary of QCo is using or disclosing in an unauthorized manner, infringing, or misappropriating the alleged right of any Person with respect to any Intellectual Property Right; or (iii) has any knowledge that any of the QCo Intellectual Property Rights is being used or disclosed in an unauthorized manner, infringed or misappropriated by any Person.

         (g) None of the QCo Intellectual Property Rights are subject to any Proceeding that restricts in any manner the use, transfer or licensing thereof by QCo or that may affect the validity, use or enforceability of the QCo Intellectual Property Rights; provided that nothing herein applies to the prosecution (except for any interference or opposition proceeding) of any QCo Intellectual Property Rights in the U.S. Patent and Trademark Office or any other government patent or trademark office.

         (h) To the knowledge of QCo, no party to any licence, sublicence, or agreement listed in the QCo Disclosure Letter is (or upon Closing, will be) in material breach or default and no event has occurred (or, upon Closing, will occur) which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

         (i) QCo and its subsidiaries have maintained and continue to maintain a system to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the material QCo Intellectual Property Rights not otherwise protected by patents, patent applications, or copyright or trademark law. Without limitation on the generality of the foregoing, to the knowledge of QCo, (i) any disclosures to third parties of trade secrets that are material to the operation of the QCo business have been pursuant to executed written confidentiality agreements substantially similar in effect to those included in the forms set forth in the QCo Disclosure Letter, (ii) QCo has obtained confidentiality and inventions assignment agreements, in one or more forms, that have protections and conditions substantially similar in effect to those included in the forms set forth in the QCo Disclosure Letter, from all of the past and present employees and independent contractors of QCo and subsidiaries of QCo involved in the creation or development of QCo Intellectual Property Rights and QCo Technology that are material to the operation of the QCo business, (iii) there has been no material breach or violation of any secrecy or confidentiality commitments of any person in respect of any material confidential information of QCo or its subsidiaries, and (iv) the measures taken by QCo and its subsidiaries to protect the proprietary and non-public aspects of the TriShield Tank technology are reasonably designed to adequately prevent third parties from using any such aspects of such technology without the approval of QCo. No Person who has performed services related to the QCo business has (or upon Closing, will have) any right, title or interest in any QCo Intellectual Property Rights that are material to the operation of the QCo business.

         (j) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) breach, violate, or conflict with any agreement governing any QCo Intellectual Property Rights, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any QCo Intellectual Property Rights, or in any way impair the right of GCo to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any QCo Intellectual Property Right, (iii) result in GCo granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, GCo, (iv) result in GCo being bound by, or subject to, any non-competition or other restriction on the operation or scope of its businesses, or (v) result in GCo being obligated to pay any royalties or other fees of any kind to any third party. QCo and its Subsidiaries have not entered into any agreements granting any exclusive right to any material QCo Intellectual Property Right.

         (k) For purposes of this Section 3.6, "use" includes, without limitation, make, have made, reproduce, display or perform, publicly or otherwise, prepare derivative works based upon, offer for sale, sell, distribute, import, disclose, licence, sublicence, dispose of and otherwise exploit.

     3.7 Securities Reports

         (a) QCo has furnished or made available to GCo true and complete copies of each statement, form, schedule, report, registration statement (including any prospectus filed pursuant to Rule 424(b) of the 1933 Act), proxy statement and other filing filed with, or furnished to, the SEC by QCo since June 14, 2002, and, prior to the Effective Time, QCo will have furnished GCo with true and complete copies of any additional documents filed with the SEC by QCo prior to the Effective Time (such statements, reports, registration statements, prospectuses, proxy statements, other filings, including schedules included therein, are referred to as the "QCo Documents"). QCo has furnished to GCo true and complete copies of all written correspondence between QCo and any securities regulatory bodies including the SEC and Nasdaq.

         (b) QCo has made available to GCo all exhibits to the QCo Documents filed prior to the date hereof, and will promptly make available to GCo all exhibits to any additional QCo Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the QCo Documents have been so filed, and all Material Contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither QCo nor any of its subsidiaries is in default thereunder.

         (c) The QCo Documents include all statements, reports, registration statements, and other documents required to be filed by it with the SEC since June 14, 2002. QCo has timely filed all QCo Documents required to be filed by it with the SEC since June 14, 2002. The QCo Documents did not, at the time they were filed, or, if amended or updated, as of the date of such amendment or update, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed QCo Document. None of QCo's subsidiaries is required to file any forms, reports, schedules, prospectuses, statements or other documents with the SEC. The QCo Documents, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act, the Securities Act, as applicable, and the rules and regulations promulgated thereunder.

         (d) QCo has publicly disclosed in the QCo Documents any information regarding any event, circumstance or action taken or failed to be taken by QCo or its subsidiaries which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.8 Financial Statements

         (a) The QCo Financial Statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable Governmental Entities and the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports to shareholders). The QCo Financial Statements present fairly the consolidated financial position, results of operations and cash flows of QCo and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect appropriate and adequate reserves in respect of all liabilities, including contingent liabilities, if any, of QCo and its subsidiaries on a consolidated basis. There has been no change in QCo's accounting policies, except as described in the notes to the QCo Financial Statements, since January 31, 2003.

         (b) QCo has heretofore made available to GCo the consolidated balance sheet of QCo and its consolidated subsidiaries at January 31, 2003 (the "QCo Balance Sheet"), as well as the consolidated statements of operations of QCo and its consolidated subsidiaries for the period ended January 31, 2003 (the "QCo Statement of Operations") and the consolidated statements of cash flows of QCo and its consolidated subsidiaries for the period ended January 31, 2003 (the "QCo Statement of Cash Flows" and, together with the QCo Balance Sheet and the QCo Statement of Operations, in each case including the notes thereto, being collectively referred to herein as the "QCo Financial Statements"). Except as set forth in the QCo Financial Statements, neither QCo nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since January 31, 2003 and that would not have a Material Adverse Effect.

     3.9 Absence of Certain Changes and Events

         Since January 31, 2003, QCo has conducted its business in the ordinary and regular course consistent with past practice and there has not occurred:

         (a) Any Material Adverse Change with respect to QCo;

         (b) Any acquisition, sale or transfer of any material asset of QCo or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;

         (c) Any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or capitalized software policies) by QCo or any revaluation by QCo of any of its or any of its subsidiaries' assets;

          (d) Any declaration, setting aside, or payment of a dividend or other distribution with respect to the QCo Securities, or any direct or indirect redemption, purchase or other acquisition by QCo of any of its shares of capital stock;

          (e) Any Material Contract entered into by QCo or any of its subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which QCo or any of its subsidiaries is a party or by which it is bound;

          (f) Any change in the capital stock or in the number of shares or classes of QCo's authorized or outstanding capital stock as described in Section
3.2 (other than as a result of exercises of QCo Options and the QCo Warrants);

          (g) Any agreement by QCo or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with GCo, and its representatives regarding the transactions contemplated by this Agreement); or

          (h) Any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

     3.10 Material Contracts

          None of QCo, its subsidiaries, nor to the knowledge of QCo any of the other parties thereto, is in default or breach of, in any material respect, nor has QCo or its subsidiaries received any notice of material default or termination under, any Material Contract and, to the knowledge of QCo, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. None of QCo or its subsidiaries is a party to any Material Contract except for those Material Contracts set forth on the QCo Disclosure Letter. True and complete copies of all of QCo's Material Contracts, or where such Contracts are oral, true and complete written summaries of the terms thereof, have been furnished to or made available to GCo.

     3.11 Customers and Suppliers

          Since the period ended in the QCo Balance Sheet, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of QCo and its subsidiaries for the period ended on the QCo Balance Sheet. QCo has no reason to believe that the benefits of any relationship with any of the customers or suppliers of QCo or its subsidiaries will not continue on the terms identified in the agreements establishing such relationships after the Effective Date in substantially the same manner as prior to the date hereof, assuming the completion on the Effective Date of the Arrangement. QCo has furnished or made available to GCo all of QCo's material product warranties provided to customers through March 31, 2003.

     3.12 Insurance

          QCo and its subsidiaries are insured by insurers, reasonably believed by QCo to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. QCo has furnished or made available to GCo accurate particulars of the policies of insurance maintained by QCo and its subsidiaries as of the date hereof, including the name of the insurer, the risks insured against and the amount of coverage, and all such policies will continue in effect without alteration or loss in coverage in connection with the consummation of the Arrangement. All such policies are in full force and effect. None of QCo or its subsidiaries or, to the knowledge of QCo, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has QCo or its subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of QCo, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of QCo and its subsidiaries will not be renewed by the insurer upon the scheduled termination date of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. True and complete copies of all the existing insurance policies of QCo and its subsidiaries have been provided to GCo.

     3.13 Books and Records

          (a) The books, records and accounts of QCo and its subsidiaries, in all material respects:

              (i) have been maintained in accordance with good business practices on a basis consistent with prior years;

              (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of QCo and its subsidiaries; and

              (iii) accurately and fairly reflect the basis for the QCo Financial Statements.

          (b) QCo has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

              (i) transactions are executed in accordance with management's general or specific authorization; and

              (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

          (c) QCo maintains a system of disclosure controls and procedures that comply with Rules 13a-14 and 13a-15 of the Exchange Act and that are designed to ensure that information required to be disclosed by QCo in its reports or other documents filed with or furnished to the SEC is recorded, processed, summarized and reported within the time periods required by the SEC's rules and forms, including, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to QCo's senior management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

     3.14 Litigation; Investigations

          There is no claim, action, proceeding or investigation pending or, to the knowledge of QCo, threatened against or relating to QCo or any of its subsidiaries or affecting any of their properties, licences or assets before any court or Governmental Entity or regulatory authority or body that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement, nor is QCo aware of any basis for any such claim, action, proceeding or investigation. Neither QCo nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect, that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of a material amount of money as a condition to or a necessity for the right or ability of QCo or any of its material subsidiaries, as the case may be, to conduct its business in any manner in which it has been carried on prior to the date hereof, or prevent or delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     3.15 Environmental Matters

          (a) There are no environmental conditions or circumstances, such as the presence or Release of any Hazardous Substance, existing on, at, under, to or from any property presently or previously owned, operated or leased by QCo or any of its subsidiaries.

          (b) QCo and its subsidiaries have in full force and effect all material environmental permits, licences, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder, and, to the knowledge of QCo, each of such environmental permits, licences, approvals and other authorizations shall continue in full force and effect on and after the Closing.

          (c) QCo's and its subsidiaries' operations and the ownership, operation or use of their assets are currently, and have at all times been, in compliance with all Applicable Environmental Laws.

          (d) Neither QCo nor its subsidiaries have arranged for any other Person to handle or Release any Hazardous Substance at, on, under, from or to any other location, except in each case (i) in full compliance with Applicable Environmental Laws, (ii) in a manner that would not reasonably be expected to give rise to a claim for damages under any Applicable Environmental Law and
(iii) at a location that is (x) fully permitted for such Handling and Release and (y) is not subject to any investigation or cleanup under any Applicable Environmental Laws.

          (e) No written notice has been served on QCo or any of its subsidiaries from any Governmental Entity or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws.

          (f) QCo does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licences or other authorizations required pursuant to any Applicable Environmental Laws to own, operate or use any of QCo's or any of its subsidiaries' assets for their current purposes and uses.

          (g) QCo has provided GCo with complete and correct copies of all studies, reports, surveys, assessments (including all Phase I and Phase II environmental site assessments), audits, correspondence, investigations, analysis, laboratory data, tests, soil and groundwater sampling results and other documents (whether in hard copy or electronic form) in QCo's or QCo's counsel's or QCo's consultant's possession or control (excluding documents which are subject to attorney-client privilege, the nature of which documents are described in the QCo Disclosure Letter) or to which QCo has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned, leased or operated by QCo or its subsidiaries, or regarding QCo's compliance with any Applicable Environmental Law.

          (h) No environmental circumstance or condition exists, including the presence or Release of any Hazardous Substance at, on, under, from or to any property currently or previously owned, operated or leased by QCo or its subsidiaries which could reasonably be expected to result in loss or liability under Applicable Environmental Laws (including losses, liabilities or other claims for or associated with remedial investigations or cleanup obligations) greater than $1 million.

     3.16 Title to Properties

          Except for goods and other property sold, used or otherwise disposed of since January 31, 2003 in the ordinary course of business for fair value, QCo has good and, defensible, and marketable title to all its properties, including real property owned or leased, interests in properties and assets, real and personal (the "QCo Property"), reflected in the GCo Financial Statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the QCo Balance Sheet, all of which Encumbrances are in good standing; (b) liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances as would not have a Material Adverse Effect (the "QCo Property Permitted Encumbrances") and QCo is the sole legal and beneficial owner of the QCo Property. All leases pursuant to which QCo or any of its subsidiaries leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the tenants under such leases, or by QCo or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect and in respect to which QCo or any of its subsidiaries has not taken adequate steps to prevent a default from occurring. The buildings and premises of QCo and each of its subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of QCo and its subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

     3.17 Zoning and Other Matters Relating To Real Property

          (a) The buildings and other structures located on the QCo Property and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws, municipal or otherwise; none of such buildings or other structures encroaches upon any land not owned or leased by QCo or its subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any way restrict or prohibit the use of the QCo Property, buildings or structures for the purposes for which they are presently being used.

          (b) QCo is not aware of any plans, studies, notices of intent or pending bylaws which, if implemented, could change the land use designation of the QCo Property.

          (c) There are no expropriation or similar proceedings, actual or threatened, of which QCo or its subsidiaries has received notice against any of the QCo Property or any part thereof.

          (d) No buildings or other structures located on the QCo Property contain any friable asbestos or any other substance containing asbestos and deemed hazardous by any Environmental Laws applicable to QCo or its subsidiaries.

          (e) There are no options to purchase, rights of first refusal or purchase agreements in favour of any third party to purchase the QCo Property or any part thereof.

          (f) Each and every outstanding development agreement or other agreement with authorities in relation to the QCo Property, if any, has been fully complied with and satisfied and, subject only to the passing of time, shall be released or discharged without conditions.

          (g) Other than financing against the QCo Property disclosed in the QCo Balance Sheet, QCo does not have any indebtedness to any person that might by operation of Law or otherwise constitute an encumbrance against the QCo Property or any part thereof or which could affect the right of either Party, to own, occupy and obtain the revenue from the QCo Property.

          (h) There are no contracts, agreements or employees associated with the QCo Property in respect of which QCo will incur any liability whatsoever as a result of the transactions contemplated under this Agreement, other than in connection with the QCo Property Permitted Encumbrances.

          (i) There are no work orders, deficiency notices, notices of violation or other written notices from any authority, board of fire insurance underwriters or anyone else advising of any breach of any Law or regulation or of any permit or stating that any repair, work or change is necessary, recommended or required to the QCo Property, nor stating that QCo is not entitled to carry out any of the activities carried out on the GCo Property in the manner that such are currently carried out.

          (j) QCo holds no registered or beneficial interest directly or indirectly, in any lands adjoining or having a common boundary with any of the QCo Property.

          (k) There are no security deposits, damage deposits or prepaid rents outstanding from or owing to any tenants of the QCo Property and none of the leases contain provisions pursuant to which tenants may be entitled to occupy the premises demised to them, or any other premises, on a rent-free or rent reduced basis.

          (l) The leases relating to the QCo Properties have not been surrendered and contain the entire and only agreement between QCo or its subsidiaries, and the landlords or tenants, as the case may be with respect to the premises demised or any other portions of the QCo Properties.

     3.18 No Hazardous Substances

          The QCo Property has not been and is not now used as a landfill or waste disposal site, nor are there any active or out-of-service underground storage tanks or sites from which such tanks have been removed on the QCo Property, nor has any Hazardous Substance been deposited in or disposed of at, on, under, to or from the QCo Property, nor has there been any Release, spill, emission or discharge of any Hazardous Substance at, on, under, to or from the QCo Property or any other location which could reasonably be expected to give rise, directly or indirectly, to any action or claim by a third party or a Governmental Entity alleging any violation of, or liability under, any Applicable Environmental Laws.

     3.19 Taxes

          (a) QCo and each of its subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them prior to the date hereof (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes, including any installments or prepayments of Taxes, that are due and payable prior to the date hereof and QCo has provided adequate accruals in accordance with generally accepted accounting principles in its most recently published financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. QCo and each of its subsidiaries have made adequate provision in their respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. QCo and its subsidiaries have withheld from all payments made by them, or otherwise collected, all material amounts in respect of Taxes required to be withheld therefrom or collected by them prior to the date hereof and have remitted same to the applicable Governmental Entity within the required time periods. Neither QCo nor any of its subsidiaries has any liability for the Taxes of any other Person.

          (b) Neither QCo nor any subsidiary has received any written notification that any material issues have been raised (and are currently pending) by the IRS, Canada Customs and Revenue Agency or any other taxing authority, including, without limitation, any state, provincial or local tax authority, in connection with any of the Tax Returns referred to above. No waivers of statutes of limitations have been given or requested with respect to QCo or any subsidiary, and the relevant statute of limitations with respect to any liability for Taxes has not closed with respect to the Tax Returns of QCo and its subsidiaries for all taxable years through the date hereof. To the best of the knowledge of QCo, there are no material proposed (but unassessed) additional Taxes with respect to QCo or any subsidiary and none has been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.

          (c) Neither QCo nor any of its subsidiaries that is a United States person, as defined in Section 7701(a)(30) of the Code, has participated in any transactions with an affiliated person, other than on terms that are consistent with the principles of Section 482 of the Code and U.S. Treasury Regulations promulgated thereunder.

         (d) There is no Contract to which QCo or any of its subsidiaries is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of QCo that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section 280G of the Code.

         (e) Neither QCo nor any of its subsidiaries is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement and neither QCo nor any of its subsidiaries has any liability or obligation under any such tax sharing, tax indemnity or tax allocation agreement. No liability (or reasonable claim of liability) shall arise under any tax sharing, tax indemnity or tax allocation agreement or arrangement as a result of this transaction. Neither QCo nor any of its subsidiaries is the subject of an advance income tax ruling.

         (f) QCo will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any period ending after the Effective Date as a result of any change in method of accounting for a taxable period beginning prior to the Effective Date, or prepaid amounts received on or prior to the Effective Date.

     3.20 Non-Arm's Length Transactions

          (a) None of QCo or its subsidiaries has made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee or shareholder of such company or any Person not dealing with such officer, director, employee or shareholder at arm's length or any affiliate of any of the foregoing, except as disclosed in the QCo Financial Statements or in the QCo Disclosure Letter and except for usual compensation paid in the ordinary course of business consistent with past practice.

          (b) None of QCo or its subsidiaries has outstanding any loan or other extension of credit, nor any agreement or commitment to make any loan or extension of credit, in each case in the form of a personal loan, to any director or executive officer of QCo or its subsidiaries.

          (c) Except as disclosed in the QCo Disclosure Letter and except for Contracts made solely between QCo and its subsidiaries and except for contracts of employment, options agreements under the QCo Incentive Plan, and agreements relating to employee benefits generally available to employees of QCo, none of QCo or its subsidiaries is a party to any Contract with any officer, director, employee or shareholder of such company or any Person not dealing with such officer, director, employee or shareholder at arm's length or any affiliate of any of the foregoing.

     3.21 Employees

          The QCo Disclosure Letter lists all employees employed by, and all individuals engaged on a contractual basis to provide employment or sales services to QCo or any of its subsidiaries as of the date hereof (the "QCo Employees"). For each of the QCo Employees, the QCo Disclosure Letter lists such employee's name, date of hire, title or classification, rate of salary, commission or bonus entitlements (if any) and any other benefits extended to, or circumstances unique to each such employee. Except as described in the QCo Disclosure Letter, neither QCo nor any of its subsidiaries is a party to or bound by any Contracts relating to employment, severance, retention, bonus or confidentiality or any consulting Contracts with any QCo Employee or former employee of QCo or any of its subsidiaries written or otherwise, as to which unsatisfied obligations of QCo or any of its subsidiaries of greater than $50,000 remain outstanding.

     3.22 Employee Benefit Plans

          (a) The QCo Disclosure Letter lists, with respect to QCo, any subsidiary of QCo and any trade or business (whether or not incorporated) which is treated as a single employer with QCo (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code"), (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $25,000, (iii) each loan to officers and directors, (iv) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code section 129), life insurance or accident insurance plans, programs or arrangements, (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, and (vi) other fringe or employee benefit plans, programs or arrangements that apply to senior management of QCo and that do not generally apply to all employees (together, the "QCo Employee Plans").

          (b) QCo has made available or furnished to GCo a copy of all documents creating or evidencing all of the QCo Employee Plans (including trust documents, insurance policies or contracts, summary plan descriptions and to the extent still in its possession, any material employee communications relating thereto) and has with respect to each QCo Employee Plan that is subject to the reporting and disclosure requirements of Title I of ERISA, provided or made available copies of all Forms 5500 required to be filed with any government entity for the preceding two plan years, if applicable. Each QCo Employee Plan intended to qualify under Section 401(a) of the Code has either been determined by the IRS to so qualify with respect to the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation, has applied to the IRS for such determination prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or official guidance published by the IRS, or is entitled to rely on a notification or opinion letter issued with respect to an IRS-approved master and prototype or volume submitter plan document pursuant to IRS Announcement 2001-77. QCo has also furnished to GCo the most recent IRS determination, notification, or opinion letter issued with respect to each such QCo Employee Plan. To the best knowledge of QCo, nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of the tax-qualified status of any QCo Employee Plan subject to Code
Section 401(a).

          (c) (i) None of the QCo Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) no "prohibited transactions" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available and which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each QCo Employee Plan has been administered in compliance with its terms and, to the extent applicable, is in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) except as would not have, in the aggregate, a Material Adverse Effect, and QCo and each subsidiary or ERISA Affiliate has performed all obligations required to be performed by it under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the QCo Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect,
(iv) to the best knowledge of QCo, neither QCo nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the QCo Employee Plans which have a Material Adverse Effect on any such parties; (v) all material contributions required to be made by QCo or any subsidiary or ERISA Affiliate to any QCo Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each QCo Employee Plan for the current plan years; and (vi) no QCo Employee Plan is covered by, and neither QCo nor any subsidiary of an ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each QCo Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, QCo has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such QCo Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of QCo is threatened, against or with respect to any such QCo Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither QCo nor any of its subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Except as otherwise required by applicable Law, each QCo Employee Plan can be amended or terminated or otherwise discontinued after the Effective Time without liability to QCo or its subsidiaries.

         (d) With respect to each applicable QCo Employee Plan, QCo and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the COBRA and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Womens' Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, as they may be amended and the regulations issued thereunder, except to the extent that such failure to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (e) There has been no amendment to, written interpretation or announcement (whether or not written) by QCo, any QCo subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any QCo Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the QCo Financial Statements.

         (f) There has been no determination by any Governmental Entity that any individual performing services for QCo or any of its ERISA Affiliates and classified as an independent contractor constitutes a common law employee of QCo or any of its ERISA Affiliates. Each current QCo Employee who performs services in the United States is an "at-will" employee whose employment can be terminated by QCo or one of its ERISA Affiliates at any time, with or without cause.

         (g) Neither QCo nor any of its ERISA Affiliates has violated Sections 306 or 402 of the Sarbanes-Oxley Act of 2002, and, to the knowledge of QCo and assuming the truthfulness of the representation by GCo pursuant to Section 2.20(b), the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such a violation.

     3.23 Labour Matters

         Neither QCo or any of its subsidiaries is bound by or a party to any collective bargaining Contracts with any trade union, counsel of trade unions, employee bargaining agent or affiliated bargaining agent (collectively, "labour representatives"), and neither QCo nor any of its subsidiaries has conducted any negotiations with respect to any such future Contracts; no labour representatives hold bargaining rights with respect to any QCo Employees; no labour representatives have applied to have QCo or any of its subsidiaries declared a related employer; to the knowledge of QCo, there are no current or threatened attempts to organize or establish any trade union or employee association with respect to QCo or any of its subsidiaries; there is no strike, dispute, slowdown, lockout, shutdown, work stoppage, unresolved material labour union grievance, labour arbitration, unfair labour practice, successor rights or common employer proceeding or other concerted action or formal grievance existing against QCo or any of its subsidiaries.

     3.24 Information Supplied

         None of the information supplied or to be supplied by QCo for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy

Statement is mailed to the securityholders of QCo and at the time of the QCo Stockholders Meeting, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

     3.25 Compliance with Laws

         QCo and its subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees, except for such noncompliance that would not cause a Material Adverse Effect. Without limiting the generality of the foregoing, all securities of QCo (including, without limitation, all options, rights or other convertible or exchangeable securities) have been issued in compliance with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

     3.26 Restrictions on Business Activities

         There is no agreement, judgment, injunction, order or decree binding upon QCo or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of QCo or any of its subsidiaries, any acquisition of property by QCo or any of its subsidiaries or the conduct of business by QCo or any of its subsidiaries as currently conducted.

     3.27 QCo Common Stock

         The QCo Common Stock to be issued pursuant to this Agreement and the Arrangement, will, in all cases, be duly authorized and validly issued by QCo, fully paid and non-assessable and free of pre-emptive rights, encumbrances, charges and liens on their respective dates of issue.

     3.28 Disclosure

         No representation or warranty made by QCo in this Agreement or the QCo Disclosure Letter, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by QCo or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

     3.29 QCo Assets and Revenues

         QCo is its own Ultimate Parent Entity. QCo, together with all entities Controlled by QCo, does not (a) as of the period ended in the QCo Balance Sheet have total annual sales of $100 million or more, or (b) as of the period ended in the QCo Balance Sheet, have total assets of $100 million or more, in each case determined in accordance with 16 C.F.R. Section 801.11. This representation and warranty is made solely for the purpose of determining the applicability of the HSR Act notification requirements to the transactions contemplated by this Agreement.

     3.30 Brokers and Finders

         Other than Adams, Harkness & Hill, Inc. in accordance with the terms of its engagement letter dated February 19, 2003, a copy of which has been provided to GCo, none of QCo or any of its subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4
                       OBLIGATIONS PENDING EFFECTIVE DATE

     4.1 Agreements of QCo and GCo

         QCo and GCo agree to take the following actions after the date hereof:

         (a) Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its reasonable best efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make any required filings under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada);

         (b) Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party's tax matters, contracts, leases, licences and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants. Any information provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, except as expressly provided for herein, neither party shall be obligated to make available to the other any of their respective board of directors' materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transactions nor any information supplied by any of their respective officers, directors, employees, financial advisors, legal advisors, representatives and agents in connection therewith;

         (c) QCo and GCo shall cooperate in the preparation and prompt filing by QCo of the Joint Proxy Statement and all amendments thereto, with the SEC;

         (d) Each of GCo and QCo will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in Sections 2.9(f) and 2.15(h) (in the case of GCo) or Sections 3.9(f) and 3.15(h) (in the case of QCo), untrue or inaccurate in any respect; (iii) of any Material Adverse Change or any event, change or effect having a Material Adverse Effect on such party; and (iv) of any breach by such party of any material covenant or agreement contained in this Agreement;

         (e) During the term of this Agreement, each of QCo and GCo will use its reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in
Article 5 hereof, and each of QCo and GCo will use its reasonable best efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable; and

         (f) Each of GCo and QCo shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by either such party, any subsidiary thereof, or their respective officers, directors, employees, financial advisors, representatives and agents ("Representatives") with respect to an Acquisition Proposal (as defined herein) whether or not initiated by such party and in connection therewith, each of GCo and QCo shall exercise all rights to require the return of information regarding GCo or QCo (as the case may be) previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding GCo or QCo. From and after the date hereof, each of GCo and QCo and their respective subsidiaries will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, GCo may, at any time prior to the time the GCo Common Shareholders shall have voted to approve the Plan of Arrangement and the other transactions contemplated thereby, and QCo may, at any time prior to the time QCo's stockholders shall have voted to approve the transactions contemplated by this Agreement and the Plan of Arrangement, (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by GCo or QCo or any of their subsidiaries or Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning GCo or QCo and their respective business, properties and assets which has previously been provided to QCo or GCo if, and only to the extent that: (A) the third party has first made an unsolicited bona fide written Acquisition

Proposal that is, in the good faith judgment of the board of directors of the party receiving such Acquisition Proposal, financially superior to the transactions contemplated by this Agreement and has demonstrated that the funds or other consideration necessary for the Acquisition Proposal are available (as determined in good faith in each case by GCo's or QCo's board of directors after receiving the written advice of its financial advisors) and is subject only to confirmatory due diligence conditions (a "Superior Proposal") and GCo's or QCo's board of directors (as the case may be) has concluded in good faith (after considering applicable law and receiving the advice of outside counsel) that such action is reasonably necessary for the GCo or QCo board of directors to act in a manner consistent with fiduciary duties under applicable law; (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, GCo or QCo provides prompt notice orally and in writing to the other party specifying the identity of such person or entity and that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal and receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the confidentiality agreement executed by GCo and QCo (other than the exclusivity provisions contained therein), providing full details forthwith, and in any event within 24 hours, of all material terms and conditions of such Superior Proposal and any amendments thereto and confirming in writing the determination of GCo's or QCo's board that the Acquisition Proposal constitutes a Superior Proposal; (C) GCo or QCo provides notice forthwith and in any event within 24 hours to QCo or GCo (as the case may be) at such time as it is terminating any such discussions or negotiations with such person or entity; and (D) GCo or QCo promptly provides to QCo or GCo (as the case may be) any information provided to any such person or entity whether or not previously made available to QCo or GCo, (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, if applicable, and rules under applicable Canadian securities laws relating to the provision of directors' circulars and information circulars, and make appropriate disclosure with respect thereto to such party's shareholders and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause (iii)) if prior to such acceptance, recommendation, approval or implementation, GCo's or QCo's board of directors (as the case may be) shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by QCo or GCo (as the case may be) during the three business day notice period set forth below and after receiving the advice of outside counsel, that such action is, in the good faith judgment of the board of directors of the party receiving such Superior Proposal, reasonably necessary for the GCo or QCo board of directors (as the case may be) to act in a manner consistent with fiduciary duties under applicable law and QCo or GCo terminates this Agreement in accordance with Sections 6.1(i) or (j), respectively, and concurrently therewith has paid the fees payable under Section 6.4. Each of GCo and QCo shall give the other party orally and in writing at least three business days notice prior to any decision by its board of directors to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide full details of all material terms and conditions thereof and any amendments thereto. Each of GCo and QCo shall inform the other party of the status (including all terms and conditions thereof) of any discussions and negotiations with such party. In addition, each of GCo and QCo shall, and shall cause their respective financial and legal advisors to, negotiate in good faith with each other to make such adjustments in the terms and conditions of this Agreement and of the Plan of Arrangement as would enable GCo and QCo to proceed with the transactions contemplated hereby. Prior to executing any agreement to implement a Superior Proposal, each of GCo and QCo shall provide the other party hereto with copies of such final documentation executed by the party making the Superior Proposal. In the event that the party that is not subject to the Acquisition Proposal proposes to amend this Agreement and the Arrangement, the board of directors of the party that is subject to the Acquisition Proposal shall consider such proposed amendments and shall not enter into any agreement regarding such Acquisition Proposal unless it has provided the other party with written notice, at least twenty-four (24) hours in advance of entering into such agreement, which notice shall indicate that the board of directors has reconfirmed its view that such Acquisition Proposal remains a Superior Proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by the other party hereto), whether or not subject to a due diligence condition, whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of more than 20% of the assets of GCo or QCo or any subsidiary thereof or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Sections 6.4(c) and (d), 20%) of the outstanding voting shares of GCo or QCo whether by an arrangement, amalgamation, a merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving GCo or QCo or any subsidiary thereof including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of more than 20% of the assets of GCo or QCo or any subsidiary thereof or to acquire in any manner, directly or indirectly, more than 9.9% (and for the purposes of Sections 6.4(c) and (d), 20%) of the outstanding voting shares of GCo or QCo (other than the transactions contemplated by this Agreement).

     4.2 Additional Agreements of GCo

         GCo agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by QCo or as set forth in the GCo Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of its subsidiaries to:

         (a) Other than as expressly set forth in this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

         (b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

         (c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

         (d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

         (e) Not: (i) enter into any indemnification agreements, other than the indemnification agreements with directors and officers of GCo in substantially the form provided to QCo; (ii) enter into any contracts of employment which: (A) cannot be terminated on notice of 30 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; (iii) amend any employee benefit plan or stock option plan or agreement, except as may be required for compliance with this Agreement or applicable law; or (iv) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under any employee benefit plan (including the GCo Incentive Plan) or authorize cash payments in exchange for any options granted under any of such plans;

         (f) Except as forth in Section 4.2(f) of the GCo Disclosure Letter or as required by law, not increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of GCo or of any subsidiary who are not officers of GCo in the ordinary course of business and in accordance with past practices, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis and payments relating thereto made pursuant to written agreements outstanding on the date hereof as set forth on the GCo Disclosure Letter) or other employee of GCo or of any subsidiary thereof;

         (g) Not incur any borrowings except: (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities; (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future; or (iii) trade payables incurred in the ordinary course of business;

         (h) Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000 individually or on a project basis and in aggregate in accordance with the fiscal year 2003 capital budget of GCo, a true copy of which has been provided to QCo (and GCo shall not amend such budget), except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (ii) as may be required by law;

         (i) Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

         (j) Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

         (k) Not amend its charter documents or bylaws or other organizational documents, or acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, or change in any manner the rights of its capital stock or the character of its business;

         (l) Not issue or sell (except upon the exercise of outstanding options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or combine, subdivide, split or in any way reclassify any shares of its capital stock, reprice any outstanding options or other securities convertible into or exchangeable for its capital stock, or acquire, agree to acquire, or redeem any shares of its capital stock or other securities convertible into or exchangeable for its capital stock;

         (m) Except as permitted under Section 4.1(f), not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Arrangement or this Agreement;

         (n) Not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of GCo or incurred since the date of such financial statements;

         (o) Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

         (p) Deliver to QCo, within 30 days after the end of each fiscal quarter of GCo beginning March 31, 2003, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of GCo, and as of the corresponding fiscal quarter of the previous fiscal year. GCo hereby represents and warrants that such unaudited consolidated financial statements shall: (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements; (ii) present fairly in all material respects the financial condition of GCo at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein; and (iv) shall contain all adjustments which GCo considers necessary for a fair presentation of its results for each respective fiscal period; and

         (q) Take all steps necessary to commence and diligently prosecute the recommendations set forth in the "2002 Phase II Environmental Site Assessment and Remediation Cost Estimate" prepared by Komex International Ltd. and dated February 2003, including the completion of all necessary or appropriate site characterization activities (including soil and groundwater sampling and analysis) and the development of a remedial action plan for the Bassano manufacturing facility that is satisfactory to the applicable Governmental Entity.

     4.3 Additional Agreements of QCo

                  QCo agrees that, except as expressly contemplated by this Agreement or otherwise agreed to in writing by GCo or as set forth in the QCo Disclosure Letter, from the date hereof to the Effective Date it will, and will cause each of its subsidiaries to:

         (a) Other than as expressly set forth in this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

         (b) Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

         (c) Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

         (d) Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

         (e) Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 30 days or less; or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; (ii) amend any employee benefit plan or stock option plan or agreement, except as may be required for compliance with this Agreement or applicable law; or (iii) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under any employee benefit plan (including the QCo Incentive Plan) or authorize cash payments in exchange for any options granted under any of such plans;

         (f) Except as forth in Section 4.3(f) of the QCo Disclosure Letter or as required by law, not increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of QCo or of any subsidiary who are not officers of QCo in the ordinary course of business and in accordance with past practices, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis and payments relating thereto made pursuant to written agreements outstanding on the date hereof as set forth on the QCo Disclosure Letter) or other employee of QCo or of any subsidiary thereof;

         (g) Not incur any borrowings except (i) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future; or (ii) trade payables incurred in the ordinary course of business;

         (h) Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000 individually or on a project basis and in aggregate in accordance with the fiscal year 2003 capital budget of QCo, a true copy of which has been provided to GCo (and QCo shall not amend such budget), except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (ii) as may be required by law;

         (i) Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

         (j) Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

         (k) Not amend its charter documents or bylaws or other organizational documents, or acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, or change in any manner the rights of its capital stock or the character of its business;

         (l) Not issue or sell (except upon the exercise of outstanding options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or combine, subdivide, split or in any way reclassify any shares of its capital stock, reprice any outstanding options or other securities convertible into or exchangeable for its capital stock, or acquire, agree to acquire, or redeem any shares of its capital stock or other securities convertible into or exchangeable for its capital stock;

         (m) Except as permitted under Section 4.1(f), not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Arrangement or this Agreement;

         (n) Not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of QCo or incurred since the date of such financial statements;

         (o) Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

         (p) Use its reasonable best efforts to cause the shares of QCo Common Stock to be issued pursuant to the Arrangement to be approved for listing on the Nasdaq National Market upon the Closing; and

         (q) Deliver to GCo, within 30 days after the end of each fiscal quarter of QCo beginning April 30, 2003, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of QCo, and as of the corresponding fiscal quarter of the previous fiscal year. QCo hereby represents and warrants that such unaudited consolidated financial statements shall: (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements; (ii) present fairly in all material respects the financial condition of QCo at the dates indicated and the results of operations for the respective periods indicated; (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein; and (iv) shall contain all adjustments which QCo considers necessary for a fair presentation of its results for each respective fiscal period.

     4.4 Public Announcements

         Neither QCo nor GCo, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement or the other transactions contemplated hereby without the prior notice to and the opportunity for review by the other party, except the filing of the Joint Proxy Statement and any current reports on Form 8-K with the SEC and except as may be required by law or by any listing agreement with Nasdaq or any national securities exchange or Canadian stock exchange.

     4.5 Comfort Letters

         (a) Upon request of QCo, GCo shall use its reasonable best efforts to cause to be delivered to QCo a letter (the "GCo Comfort Letter") of PricewaterhouseCoopers LLP, Chartered Accountants, addressed to QCo and dated as of a date within five days before the date the Joint Proxy Statement is first mailed to each company's respective securityholders, in form and substance reasonably satisfactory to QCo and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Joint Proxy Statement.

         (b) Upon request of GCo, QCo shall use its reasonable best efforts to cause to be delivered to GCo a letter (the "QCo Comfort Letter") of Ernst & Young LLP, Independent Accountants, addressed to GCo and dated as of a date within five days before the date the Joint Proxy Statement is first mailed to each company's respective securityholders, in form and substance reasonably satisfactory to GCo and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Joint Proxy Statement.

     4.6 Board of Directors

         The board of directors of QCo will take action prior to the Effective Time to cause the number of directors comprising the full board of directors of QCo to be increased to not more than eight voting members, which shall include two (2) individuals (the "GCo Nominees") approved by GCo from the list of individuals included in the GCo Disclosure Letter. The increase in the number of directors and the election of the CGo Nominees shall be subject to the consummation of the Closing. If prior to the Effective Time any GCo designee for director shall decline or be unable to serve as a director of QCo, GCo's board of directors shall designate another person to serve in such person's stead, subject to the approval of a majority of QCo's directors at that time. Each of the directors designated by GCo shall provide QCo with their written consent to serve as directors of QCo and to be named as directors in the Joint Proxy Statement. Nothing in this Section 4.6 shall limit QCo's ability to comply with its contractual obligation to elect a director nominated by General Motors Corporation.

     4.7 Tax Matters

         (a) Prior to the Effective Time, the parties shall use their reasonable best efforts to obtain the tax opinion described in Section 5.1(h), including the provision of representations to Morrison & Foerster LLP by GCo in the form attached hereto as Exhibit C and QCo in the form attached as Exhibit D.

         (b) It is intended by the parties hereto that the transactions contemplated under this Agreement and the Plan of Arrangement shall be implemented in a manner that maximizes the present and future financial and tax benefits to the QCo and GCo. Accordingly, GCo and QCo agree to consult, confer and consider all steps reasonably necessary and mutually agreeable through and including the Effective Date to ensure that the transactions contemplated under this Agreement and the Plan of Arrangement shall be implemented consistent with that intention as and to the extent that the same shall not prejudice any party or its security holders. Except as may be necessary to reflect such change(s) in the transaction structure, the terms of this Agreement shall continue to govern.

                                   ARTICLE 5
                       CONDITIONS PRECEDENT TO OBLIGATIONS

     5.1 Conditions Precedent to Obligations of Each Party

         The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

         (a) Securityholder Approval. (i) The Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the GCo Common Shareholders in accordance with applicable law and GCo's Articles of Incorporation and bylaws. (ii) the matters referred to in Section 7.1 shall have been approved by the holders of shares of the QCo Common Stock in accordance with the rules of Nasdaq, applicable law and QCo's Certificate of Incorporation and bylaws;

         (b) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Governmental Entity and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

         (c) Court Approval. The Court shall have issued its Final Order approving the Arrangement in form and substance reasonably satisfactory to QCo and GCo (such approvals not to be unreasonably withheld or delayed by QCo or GCo) and reflecting the terms hereof;

         (d) Commissions, etc. All required orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR Act, if applicable, and other similar Laws shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of a material portion of the assets or businesses of GCo or

QCo. QCo and GCo shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties and all notice requirements shall have been complied with;

         (e) SEC Matters. On the Closing Date the Joint Proxy Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, or any similar proceedings, commenced or threatened by the SEC or the Commissions;

         (f) Listings and Exchange Approvals

                (i) The QCo Common Stock to be issued pursuant to the Arrangement shall have been approved for listing on the Nasdaq National Market, subject only to notice of issuance; and

                (ii) Nasdaq shall not have objected to the consummation of the transactions contemplated by the Plan of Arrangement and this Agreement.

         (g) Consents of Certain Parties in Privity. QCo and GCo shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all their Material Contracts and leases and for them to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on QCo or GCo, as the case may be.

         (h) Tax Opinion. QCo shall have received from Morrison & Foerster LLP, subject to appropriate representations to that firm by GCo and QCo in the form attached hereto as Exhibits C and D, respectively, an opinion in the form attached hereto as Exhibit E to the effect that that the issuance of QCo Common Stock pursuant to this Agreement and Plan of Arrangement will not result in the Quantum Common Shares (as defined in the Distribution Agreement) issued pursuant to the Distribution Agreement failing to qualify as qualified property for purposes of Section 355(c)(2) or 361(c)(2) of the Code by reason of Section 355(e) of the Code.

         (i) Valid Issuance. The issuance by QCo of QCo Common Stock pursuant to the terms of this Agreement and the Arrangement shall be exempt from the registration and qualification requirements of the Securities Act and applicable state securities or "blue sky" laws, and QCo shall be reasonably satisfied that all necessary approvals under applicable Laws and other authorizations relating to the issuance by QCo of QCo Common Stock shall have been obtained.

     5.2 Conditions Precedent to Obligations of GCo

         The obligations of GCo to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of QCo contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof, in which case such representations and warranties shall be true and correct as of such date; and except to give effect to the issuance of shares of QCo Common Stock on exercise of outstanding options or warrants) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date, except, other than the representations and warranties contained in Sections 3.9(f) and 3.15(h), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on QCo;

         (b) Covenants. QCo shall have (i) performed and complied in all respects with the covenants and agreements set forth in Section 1.5(b), and (ii) performed and complied in all material respects with all other covenants required by this Agreement to be performed or complied with by QCo on or before the Effective Date;

         (c) Material Adverse Change. Between the date hereof and the Effective Date, there shall not have occurred, in the reasonable judgment of GCo, a Material Adverse Change to QCo;

         (d) Certificate. QCo shall have delivered to GCo a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.2(a), (b) and (c).

     5.3 Conditions Precedent to Obligations of QCo

         The obligations of QCo to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of GCo contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof, in which case such representations and warranties shall be true and correct as of such date; and except to give effect to the issuance of GCo Common Shares on exercise of outstanding options) shall also be true and correct on and as of the Effective Date, with the same force and effect as if made on and as of the Effective Date, except, other than the representations and warranties contained in Sections 2.9(f) and 2.15(h), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on GCo;

         (b) Covenants. GCo shall have (i) performed and complied in all respects with the covenants and agreements set forth in Section 1.5(b), and (ii) performed and complied in all material respects with all other covenants required by this Agreement to be performed or complied with by GCo on or before the Effective Date;

         (c) Material Adverse Change. Between the date hereof and the Effective Date, there shall not have occurred, in the reasonable judgment of QCo, a Material Adverse Change to GCo; and

         (d) Certificate. GCo shall have delivered to QCo a certificate, dated the Effective Date and signed by its chief executive officer and its chief financial officer, to the effect set forth in Sections 5.3(a), (b) and (c).

         (e) Notice of Dissent. GCo shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the issued and outstanding GCo shares entitled to consent to, or vote on, the matters presented at the GCo Shareholders Meeting, in aggregate, of their intention to exercise their rights of dissent under Section 191 of the ABCA.

                                    ARTICLE 6
                                   TERMINATION

     6.1 Termination

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the securityholders of QCo or GCo entitled to vote, as follows:

         (a) by mutual agreement of GCo and QCo;

         (b) by GCo, if there has been a breach by QCo of any representation, warranty, covenant or agreement set forth in this Agreement on the part of QCo, or if any representation or warranty of QCo shall have become untrue, in either case if the conditions set forth in Sections 5.2(a) and (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and QCo fails to promptly cure such breach of a covenant or agreement or inaccuracy of any representation or warranty within 15 business days after written notice thereof from GCo (except that no cure period shall be provided for a breach by QCo which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date);

         (c) by QCo, if there has been a breach by GCo of any representation, warranty, covenant or agreement set forth in this Agreement on the part of GCo, or if any representation or warranty of GCo shall have become untrue, in either case if the conditions set forth in Sections 5.3(a) and (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and GCo fails to promptly cure such breach of a covenant or agreement or inaccuracy of any representation or warranty within 15 business days after written notice thereof from QCo (except that no cure period shall be provided for a breach by GCo which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date);

         (d) by either party, if all the conditions for Closing the Arrangement for the benefit of such party shall not have been satisfied or waived on or before 5:00 p.m., Calgary, Alberta time on September 30, 2003 (the "Termination Date"), other than as a result of a breach of this Agreement by the terminating party;

         (e) by either party, on or before 5:00 p.m. Calgary, Alberta time on September 29, 2003, if: (i) the securityholders of GCo entitled to vote at the GCo Shareholders Meeting do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1(a) hereof) or the Court does not issue a Final Order; or (ii) the stockholders of QCo entitled to vote at the QCo Stockholders Meeting do not approve the matters set forth in
Section 7.1(b) hereof;

         (f) by either party if a final and non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that prevents or makes illegal the consummation of the Arrangement;

         (g) by QCo if the GCo board of directors or any committee of the GCo board of directors shall (i) withdraw or modify, in any adverse manner, its advice to GCo Common Shareholders, or make any recommendation in favour of any Acquisition Proposal or (ii) fail to reaffirm its advice upon request, from time to time, by QCo to do so or upon an Acquisition Proposal in respect of GCo being publicly announced or is proposed, offered or made to the GCo Common Shareholders or to GCo (such reaffirmation to be made within 10 days of such request being made or such Acquisition Proposal being publicly announced, proposed, offered or made or immediately prior to the meeting of GCo Common Shareholders, whichever occurs first);

         (h) by GCo if the QCo board of directors or any committee of the QCo board of directors shall (i) withdraw or modify in any adverse manner its approval or recommendation in respect of this Agreement, the Arrangement and the other transactions contemplated hereby or (ii) fail to reaffirm its approval or recommendation upon request, from time to time, by GCo to do so or upon an Acquisition Proposal in respect of QCo being publicly announced or is proposed, offered or made to the QCo Shareholders or to QCo (such reaffirmation to be made within 10 days of such request being made or such Acquisition Proposal being publicly announced, proposed, offered or made or immediately prior to the meeting of QCo Shareholders, whichever occurs first);

         (i) by QCo, prior to the approval of this Agreement, the Arrangement and the other transactions contemplated hereby by the securityholders of QCo if, as a result of a Superior Proposal by a party other than GCo or any of its affiliates, QCo's board of directors determines in accordance with Section 4.1(f) to accept, recommend, approve or implement such Superior Proposal and has otherwise complied with the provisions of Section 4.1(f) and Section 6.4;

         (j) by GCo, prior to the approval of this Agreement, the Arrangement and the other transactions contemplated hereby by the securityholders of GCo if, as a result of a Superior Proposal by a party other than QCo or any of its affiliates, GCo's board of directors determines in accordance with Section 4.1(f) to accept, recommend, approve or implement such Superior Proposal and has otherwise complied with the provisions of Section 4.1(f) and Section 6.4;

          (k) by GCo if the QCo Stock Price (calculated in accordance with Section 1.2(b) except using any fifteen consecutive trading days as the Measurement Period for such calculation and for this purpose shall be calculated on a rolling basis for each trading day after the date of this Agreement until the Effective Date) is less than $2.15 (subject to adjustment in the manner as is set forth in Section 1.2(c)) (the "GCo Walk-Away Price"). Upon the occurrence of any GCo Walk-Away Price, then GCo may terminate the Agreement within three days following the end of the relevant Measurement Period, and, if not so terminated within such three day period, GCo shall have waived its right to terminate the Agreement pursuant to this Section 6.1(k) for that occurrence of such GCo Walk-Away Price, but without prejudice to any subsequent GCo Walk-Away Price that may occur, if such subsequent GCo Walk-Away Price should occur;

          (l) by QCo if the Court orders or requires any Persons, other than the GCo Common Shareholders, the right to consent to, approve, or vote in connection with, the Arrangement, as a separate class; or

          (m) by either party if General Motors Corporation does not deliver to GCo an executed voting agreement to vote in favour of the transactions contemplated by this Agreement within 45 days after the date of this Agreement.

     6.2  Notice of Termination

          Any termination of this Agreement under Section 6.1 above will be effected by the delivery of written notice by the terminating party to the other party hereto.

     6.3  Effect of Termination

          Subject to Section 6.4, in the event of termination of this Agreement by either GCo or QCo pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of QCo or GCo or their respective officers or directors, except that:
(i) the provisions of Section 6.4 shall survive such termination; (ii) the provisions of the Confidentiality Agreement shall survive any such termination; and (iii) no party shall be released or relieved from any liability arising from a breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement resulting from willful misconduct or bad faith.

     6.4  Termination Fee

          (a)  If this Agreement is terminated:

               (i) by GCo pursuant to Section 6.1(b), then QCo shall pay to GCo a cash termination fee of $900,000 at the time of such termination, it being agreed between the parties that such amount is an estimate of the reasonable out of pocket expenses of QCo, incurred in connection with the transactions contemplated herein; or

               (ii) by either party pursuant to Section 6.1(e)(ii), then QCo shall pay to GCo a cash termination fee of $900,000 at the time of such termination, it being agreed between

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

the parties that such amount is an estimate of the reasonable out of pocket expenses of GCo, incurred in connection with the transactions contemplated herein.

          (b)  If this Agreement is terminated:

               (i) by QCo pursuant to Section 6.1(c) then GCo shall pay to QCo a cash termination fee of $900,000 at the time of such termination, it being agreed between the parties that such amount is an estimate of the reasonable out of pocket expenses of QCo, incurred in connection with the transactions contemplated herein;

               (ii) by either party pursuant to Section 6.1(e)(i), then GCo shall pay to QCo a cash termination fee of $900,000 at the time of such termination, it being agreed between the parties that such amount is an estimate of the reasonable out of pocket expenses of QCo, incurred in connection with the transactions contemplated herein;

               (iii) by QCo pursuant to Section 6.1(d), as a result of the failure of the condition set forth in Section 5.3(e), then GCo shall pay to QCo a cash termination fee of $900,000 at the time of such termination, it being agreed between the parties that such amount is an estimate of the reasonable out of pocket expenses of QCo, incurred in connection with the transactions contemplated herein; or

               (iv) by QCo pursuant to Section 6.1(l), then GCo shall pay to QCo a cash termination fee of $900,000 at the time of such termination, it being agreed between the parties that such amount is an estimate of the reasonable out of pocket expenses of QCo, incurred in connection with the transactions contemplated herein.

          (c) If a bona fide Acquisition Proposal in respect of GCo is publicly announced or is proposed, offered or made to the securityholders of GCo or to GCo and (x) such Acquisition Proposal has not expired or been withdrawn at the time of the GCo Shareholders Meeting, (y) the securityholders of GCo do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1(a) hereof), and (z) within 12 months following the termination of this Agreement, GCo enters into, directly or indirectly, an agreement, commitment or understanding with respect to such Acquisition Proposal, an amended version thereof, a competing Acquisition Proposal or an Acquisition Proposal solicited in response to the foregoing, or any such Acquisition Proposal is consummated, then GCo shall pay to QCo a cash termination fee of $2 million, payable immediately upon satisfaction of the requirements contained in paragraphs (x), (y) and (z) of this Section 6.4(c). If GCo pays a cash termination fee to QCo pursuant to this Section 6.4(c), then GCo may set-off such amounts previously paid to QCo pursuant to Section 6.4(b).

          (d) If a bona fide Acquisition Proposal in respect of QCo is publicly announced or is proposed, offered or made to the QCo stockholders or to QCo and
(x) such Acquisition Proposal has not expired or been withdrawn at the time of the QCo Shareholders Meeting, (y) the securityholders of QCo do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1(b) hereof), and (z) within 12 months following the termination of this Agreement, QCo enters into, directly or indirectly, an agreement, commitment or understanding with respect to an Acquisition Proposal, an amended

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

version thereof, a competing Acquisition Proposal or an Acquisition Proposal solicited in response to the foregoing, or any such Acquisition Proposal is consummated, then QCo shall pay to GCo a cash termination fee of $2 million, payable immediately upon satisfaction of the requirements contained in paragraphs (x), (y) and (z) of this Section 6.4(d). If QCo pays a cash termination fee to GCo pursuant to this Section 6.4(d), then QCo may set-off such amounts previously paid to GCo pursuant to Section 6.4(a).

          (e) If this Agreement is terminated by GCo pursuant to Section 6.1(h) or by QCo pursuant to Section 6.1(i), then QCo shall pay to GCo upon such termination a cash termination fee of $2 million at the time of such termination.

          (f) If this Agreement is terminated by QCo pursuant to Section 6.1(g) or by GCo pursuant to Section 6.1(j), then GCo shall pay to QCo upon such termination a cash termination fee of $2 million at the time of such termination.

          (g) QCo and GCo each agree that the agreements contained in Sections 6.4(a) through 6.4(f) are an integral part of the transactions contemplated by this Agreement. If either party fails to promptly pay the other party any fee due under such Sections 6.4(a) through 6.4(f), it shall pay the other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Canadian Imperial Bank of Commerce from the date such fee was first due.

                                   Article 7
                              ADDITIONAL AGREEMENTS

          QCo and GCo, as the case may be, agree to take the following actions after the execution of this Agreement.

     7.1  Meetings

          GCo and QCo shall each duly call a meeting of its securityholders entitled to vote to be held as soon as practicable after the SEC has indicated that it has no further comments on the Joint Proxy Statement for the purpose of
(a) in the case of GCo, voting upon the Plan of Arrangement and the transactions contemplated hereby and thereby; and (b) in the case of QCo, voting upon proposals to approve (i) this Agreement and the transactions contemplated hereby and by the Plan of Arrangement, (ii) the amendment of QCo's Certificate of Incorporation to increase the authorized capital stock of QCo, and (iii) such other matters relating to this Agreement and the Arrangement, if any, as shall be legally required in the reasonable judgment of QCo. Each party shall take all reasonable and lawful action to solicit and obtain approval of its securityholders and take all other action necessary or advisable to secure the vote or consent of the securityholders required by applicable Law or applicable stock exchange requirements. The parties shall also coordinate and cooperate with respect to the timing of such meetings. Each party may only change its recommendation in the event that the board of directors of such party concludes, in good faith, after receiving the advice of outside counsel that such action is reasonably necessary for the board of directors to act in a manner consistent with its fiduciary duty and, in the event that Section 4.1(f) is applicable, if such party and its board of directors are in compliance with that Section. The meetings of securityholders of GCo and QCo will be called for the same day at such times as will result in the completion of the QCo Stockholders Meeting prior to the commencement of the GCo Shareholders Meeting.

     7.2  The Closing

          Subject to the termination of this Agreement as provided in Article 6, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Burnet, Duckworth & Palmer LLP, 1400, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by GCo and QCo. Concurrently with the Closing, the Plan of Arrangement will be filed with the Registrar under the ABCA.

     7.3  Ancillary Documents/Reservation of Shares

          (a) Provided all other conditions of this Agreement have been satisfied or waived, GCo shall, on the Closing Date, file Articles of Arrangement pursuant to Section 193 of the ABCA to give effect to the Plan of Arrangement.

          (b) On the Effective Date QCo shall file with the Delaware Secretary of State a Certificate of Amendment to its Certificate of Incorporation increasing the number of its authorized shares to give effect to the transactions contemplated by this Agreement.

          (c) On or before the Effective Date, QCo will reserve for issuance such number of shares of QCo Common Stock as shall be necessary to give effect to the transactions contemplated by this Agreement.

     7.4  Notice to Holders of GCo Options

          As soon as practicable after the Effective Time, QCo shall deliver to each holder of an outstanding GCo Option an appropriate notice setting forth such holder's rights pursuant thereto and that such GCo Option shall continue in effect on the same terms and conditions as set forth therein, subject to the adjustments and other terms provided for by this Agreement.

     7.5 Indemnification and Related Matters

         (a) QCo agrees that all rights to indemnification existing in favour of the present or former directors and officers of GCo (as such) or any of GCo's subsidiaries or present or former directors and officers (as such) of GCo or any of its subsidiaries serving or who served at GCo's or any of its subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each such present or former director or officer of GCo or any of its subsidiaries, an "Indemnified Party"), as provided by contract or in GCo's charter or bylaws or similar documents of any of its subsidiaries in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification, to the extent permitted by applicable Laws, so long as GCo is in existence as a corporation, for a period of not less than the statutes of limitations applicable to such matters.

          (b) From and after the Effective Time, QCo and GCo, jointly and severally, shall and QCo shall cause GCo to indemnify and hold harmless to the fullest extent permitted under the ABCA and applicable Laws, each Indemnified Party against any costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, such consent not to be unreasonably withheld, in connection with any actual or threatened claim, action, suit, proceeding or investigation that is based on, or arises out of, the fact that such person is or was a director or officer of GCo or any of its subsidiaries (including without limitation with respect to any of the transactions contemplated hereby or the Arrangement) or who is serving or who served at GCo's or any of its subsidiaries' request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the event of any such claim, action, suit, proceeding or investigation, QCo shall cause GCo to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA and applicable Laws. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties, (i) the Indemnified Parties may retain counsel reasonably satisfactory to QCo and, subject to limitations imposed by the ABCA and applicable Laws GCo shall (or QCo shall cause GCo to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) QCo will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither GCo nor QCo shall be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.5(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify QCo (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 7.5 (b) unless such failure results in actual prejudice to such party and then only to the extent of such prejudice). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event additional counsel may be required to be retained by the Indemnified Parties.

          (c) Subject to limitations imposed by the ABCA and applicable Laws, provided the Arrangement becomes effective, GCo shall (or QCo shall cause GCo to) pay all expenses, including reasonable attorney's fees, as the same may be incurred by any Indemnified Parties in any action by any Indemnified Party or parties seeking to enforce the indemnity or other obligations provided for in this Section 7.5; provided, however, that GCo will be entitled to reimbursement for any advances made under this Section 7.5 to any Indemnified Party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the Indemnified Party to reimburse all amounts advanced if such action ultimately proves unsuccessful to the extent permitted by applicable Laws.

          (d) Provided the Arrangement becomes effective, for a period of six years after the Effective Date, QCo shall continue in effect director and officer liability insurance for the benefit of the Indemnified Parties in such amounts, and with such deductibles, retained amounts, coverages and exclusions as GCo provides for its own directors and officers at the date hereof; provided that in no event shall the QCo be required to expend pursuant to this Section
7.5 more than an amount per year equal to 150% of the current annual premium paid by QCo for similar insurance carried by QCo for its own directors and officers.

          (e) This Section 7.5, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

     7.6  Affiliate Agreements

          GCo will use its reasonable best efforts to have its Affiliates sign and deliver to QCo the GCo Affiliate Agreements in the form of Exhibit B concurrently with the execution hereof. For purposes of this Agreement, an "Affiliate" shall have the meaning referred to in Rule 145 under the Securities Act. In the event that GCo does not succeed in getting its respective Affiliates to sign and deliver the GCo Affiliate Agreements, such party shall continue to use its reasonable best efforts to have its Affiliates sign and deliver the GCo Affiliate Agreements.

     7.7  Consents; Approvals

          GCo and QCo shall coordinate and cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental Entity), and GCo and QCo shall make all filings required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, excepting only those filings with foreign jurisdictions for which the failure to file would not have a Material Adverse Effect on GCo or QCo, as the case may be. The foregoing covenant shall not include any obligation by GCo or QCo to agree to divest, abandon, licence or take similar action with respect to any assets (tangible or intangible) of GCo or QCo, as the case may be.

     7.8  Registration Statements

          (a) To the extent legally permitted under the Securities Act, other applicable Laws and SEC policy, and subject Section 7.8(b), QCo shall use commercially reasonable efforts (i) to file, as soon as reasonably practicable after the Closing Date, a registration statement on Form S-3 (the "Resale Registration Statement") in order to register for resale any shares of QCo Common Stock issued pursuant to the Arrangement to any holder of GCo Common Shares (excluding officers or directors of GCo in their individual capacity) who is an Affiliate of GCo immediately prior to the Effective Time (such determination shall be made (A) by QCo in its reasonable judgment or (B) pursuant to an opinion of counsel to any such holder reasonably acceptable to
QCo), and QCo shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective as soon as reasonably practicable after receiving SEC Clearance of such Resale Registration Statement and to maintain the effectiveness of the Resale Registration Statement for so long as any shares of such holders are subject to the resale

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

restrictions of Section 145 of the Securities Act; and (ii) to file, as soon as reasonably practicable after the Effective Date, a registration statement on Form S-3 (or other available registration form) (the "Primary Registration Statement") in order to register under the Securities Act the QCo Common Stock issuable upon conversion of the GCo Series 2 Preferred Shares, and QCo shall use commercially reasonable efforts to cause the Primary Registration Statement to become effective as soon as reasonably practicable after receiving SEC Clearance of such Resale Registration Statement and to maintain effectiveness of such registration statement for such time as the GCo Series 2 Preferred Shares are outstanding.

          (b) QCo's obligations this Section 7.8 shall be subject to the condition that each holder of securities to be included in the Primary Registration Statement and the Resale Registration Statement (each a "Registration Statement") shall cooperate with QCo in all respects in connection with the preparation and filing of such Registration Statement, including (i) timely supplying all information reasonably requested by QCo (which shall include all information regarding such holder and the proposed manner of sale of the QCo Common Stock required to be disclosed in any Registration Statement),
(ii) executing and returning all documents reasonably requested by QCo in connection with the registration and sale of the shares subject to such Registration Statement, and (iii) promptly furnishing such additional information as may be requested by the Commission or as required to be disclosed in order to make the information furnished to QCo by such holder not materially misleading.

                                   Article 8
                                  MISCELLANEOUS

     8.1  No Survival of Representations and Warranties

          All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the valid termination of this Agreement or the Closing Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Closing Date, except as otherwise set forth in this Agreement.

     8.2  Notices

          All notices and other communications required or permitted hereunder shall be in writing and be sent to the parties hereto at the address as set below, or at such other address as such party shall have furnished to the other party in writing in accordance with this Section:

          (a) if to QCo to: Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614, Attention: Chief Executive Officer, Facsimile No. (949) 474-3086, with required copies to Burnet, Duckworth & Palmer, 1400, 350 - 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attention:
Grant Zawalsky, Facsimile No. 403-260-0332.

          (b) if to GCo to: Global Thermoelectric Inc., 4908 52nd Street S.E., Calgary, Alberta, T2B3R2 Attention: Chief Executive Officer, Facsimile No. (403) 204-6105, with

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

required copies to Bennett Jones LLP, 4500 Bankers Hall East, 855 - 2nd Street S.W., Calgary, Alberta, T2K 4K7, Attention: John MacNeil, Facsimile No. (403) 265-7219.

          All notices and other communications shall be deemed effectively given as to the party to whom it is addressed as of the earliest of the following times: (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with appropriate confirmation of receipt), (iv) one (1) business day after being timely deposited with an overnight courier service with instructions (and the capability) to make delivery on the next day, (v) if sent internationally, five (5) business days after being deposited in international mail, first class with postage prepaid, or (vi) if sent domestically, three (3) business days after being deposited in U.S. mail, first class with postage prepaid.

     8.3  Interpretation

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

     8.4  Severability

          If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     8.5  Counterparts

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     8.6  Miscellaneous

          This Agreement, which includes the GCo Disclosure Letter, the QCo Disclosure Letter and the Exhibits hereto and the Confidentiality Agreement, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder (except that Section

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7.5 is for the benefit of GCo's directors and officers and is intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.7  Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

     8.8  Amendment and Waivers

          Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby which writing expressly refers to this Agreement and the operation of the provisions of this Section 8.8. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the holders of GCo Common Shares, or the QCo stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the securityholders of either GCo or QCo without obtaining such further approval.

     8.9  Expenses

          Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the parties shall share equally the costs of (i) printing and filing the Joint Proxy Statement, and (ii) any filings or applications with any Governmental Entity relating to the transactions contemplated by the Plan of Arrangement and this Agreement.

     8.10 Further Assurances

          Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, QCo and GCo have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                    Quantum Fuel Systems Technologies
                                    Worldwide, Inc.

                                    By:  /s/ Alan P. Niedzwiecki
                                       --------------------------------------
                                       Alan P. Niedzwiecki
                                       President and Chief Executive Officer


                                    By:  /s/ William B. Olson
                                       --------------------------------------
                                       William B. Olson
                                       Chief Financial Officer and Treasurer

                                    GLOBAL THERMOELECTRIC INC.

                                      Per:  /s/ Peter Garrett
                                          -------------------------------------
                                          Peter Garrett
                                          President and Chief Executive Officer


                                      Per:  /s/ Norman Fraser
                                          -------------------------------------
                                          Norman Fraser
                                          Director

                                    APPENDIX

                                  DEFINED TERMS

For the purpose of this Agreement:

      "ABCA" shall have the meaning set forth in Section 1.1;

      "Acquisition Proposal" shall have the meaning set forth in Section 4.1(f);

      "Affiliate" shall have the meaning set forth in Section 7.6;

      "Applicable Environmental Laws" shall have the meaning set forth in Sections 2.15(c);

      "Appropriate Regulatory Approvals" shall mean those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations;

      "Arrangement" shall have the meaning set forth in Section 1.1;

      "CBCA" shall mean the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

      "C.F.R." shall mean the United States Code of Federal Regulations.

      "Closing Date" shall have the meaning set forth in Section 7.2;

      "Closing" shall have the meaning set forth in Section 7.2;

      "COBRA" shall have the meaning set forth in Section 3.22(c);

      "Code" shall have the meaning set forth in Section 2.19(d);

      "Commission" shall collectively mean applicable Canadian provincial securities commissions or regulatory authorities;

     "Confidentiality Agreement" shall mean that certain confidentiality agreement dated as of December 5, 2002, as amended, and entered into by and between GCo and QCo;

      "Contract" shall mean in the case of GCo or QCo, any pending and/or executory contract, agreement, arrangement or understanding to which GCo or QCo, as the case may be, or any of its subsidiaries, is a party or by which GCo or QCo, as the case may be, or any of its subsidiaries, or any of their respective assets is bound or affected;

      "Controlled" shall have the meaning set forth in 16 C.F.R.(ss)801.1(b)

     "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter throughout the world, all right, title and interest in related applications and registrations throughout the world, and all Moral Rights;

     "Court" shall have the meaning set forth in the recitals hereto;

     "Director" shall mean the Director appointed pursuant to section 260 of the CBCA;

     "Dissenters" shall have the meaning set forth in Section 1.3;

     "Dissenting Shareholders" shall have the meaning set forth in Section 1.3;

     "Distribution Agreement" shall mean the Contribution and Distribution Agreement, dated as of July 23, 2003, by and among IMPCO Technologies, Inc. and QCo;

     "Effective Date" shall have the meaning set forth in Section 1.1;

     "Effective Time" shall have the meaning set forth in Section 1.1;

     "Encumbrance" shall mean any lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other Person;

     "ERISA Affiliate" shall have the meaning set forth in Section 3.22(a);

     "ERISA" shall have the meaning set forth in Section 3.22(a);

     "Exchange Act" shall have the meaning set forth in Section 1.5(a);

     "Exchange Ratio" shall have the meaning set forth in Section 1.2(a);

     "Executive Officers" shall have the meaning set forth in Section 1.7;

     "Final Order" shall have the meaning set forth in Section 1.1;

     "GCo Affiliate Agreement" shall mean the agreement in the form of Exhibit B attached hereto to be executed and delivered to GCo by the Affiliates of GCo;

     "GCo Balance Sheet" shall have the meaning set forth in Section 2.8(b);

     "GCo Comfort Letter" shall have the meaning set forth in Section 4.5(a);

     "GCo Common Shares" shall have the meaning set forth in Section 2.2;

     "GCo Disclosure Letter" shall mean the GCo letter dated the date of this Agreement and delivered by GCo to QCo concurrently herewith;

     "GCo Documents" shall have the meaning set forth in Section 2.7(a);


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


     "GCo Employee Plan" shall have the meaning set forth in Section 2.22(a);

     "GCo Employees" shall have the meaning set forth in Section 2.21;

     "GCo Financial Statements" shall have the meaning set forth in Section 2.8(b);

     "GCo Incentive Plan" shall have the meaning set forth in Section 2.2;

     "GCo Intellectual Property" shall have the meaning set forth in Section 2.6(b)(i);

     "GCo Intellectual Property Rights" shall mean all Intellectual Property Rights used or proposed to be used in, or necessary to, the businesses of GCo and its Subsidiaries as currently conducted or as currently reasonably contemplated by GCo and its Subsidiaries, whether owned or controlled, licensed, or otherwise held by or for the benefit of GCo or its Subsidiaries, including without limitation the Registered Intellectual Property Rights.

     "GCo Nominees" shall have the meaning set forth in Section 4.6;

     "GCo Options" shall have the meaning set forth in Section 2.2;

     "GCo Property Permitted Encumbrances" shall have the meaning set forth in
Section 2.16;

     "GCo Property" shall have the meaning set forth in Section 2.16;

     "GCo Securities" shall have the meaning set forth in Section 2.2;

     "GCo Series 2 Preferred Shares" shall have the meaning set forth in Section 2.2;

     "GCo Shareholders Meeting" shall mean the special meeting of holders of GCo Common Shares, including any adjournment thereof, to be called to consider the Arrangement;

     "GCo Statement of Cash Flows" shall have the meaning set forth in Section 2.8(b);

     "GCo Statement of Operations" shall have the meaning set forth in Section 2.8(b);

     "GCo Technology" shall mean all Technology used or proposed to be used in, or necessary to, the businesses of GCo and its subsidiaries as currently conducted or as currently contemplated by GCo and its subsidiaries, whether owned or controlled, licensed or otherwise held by or for the benefit of GCo or its subsidiaries;

     "Governmental Entity" shall mean any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

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     "Hazardous Substance" means any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Applicable Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead;

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     "Indemnified Party" shall have the meaning set forth in Section 7.5(a);

     "Intellectual Property Rights" shall mean, collectively, Patents, Trade Secrets, Copyrights, Trademarks, mask work rights, rights in integrated circuit topographies, industrial design rights, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States, Canada or any other country or jurisdiction, including (i) all rights received under any licence or other arrangement with respect to the foregoing,
(ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (iii) all rights to apply for or register any of the foregoing rights;

     "Interim Order" shall have the meaning set forth in Section 1.1;

     "IRS" shall have the meaning set forth in Section 2.19(b);

     "Joint Proxy Statement" shall have the meaning set forth in Section 1.5(a);

     "Laws" shall mean all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or licence of any court, Governmental Entity, statutory body (including The Toronto Stock Exchange or the Nasdaq National Market) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

     "Material Adverse Change" shall have the meaning set forth in Section
1.6(b);

     "Material Adverse Effect" shall have the meaning set forth in Section
1.6(a);

     "Material Contract" shall mean, with respect to QCo or GCo:

           (a) any contract not made in the ordinary course of business which is material to such person or its subsidiaries, including any such contract to which such person or subsidiary has succeeded by assumption or assignment or in which such person or subsidiary has a beneficial interest;

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


           (b) any contract to which such person's directors, officers, promoters, voting trustees, or security holders are parties;

           (c) any contract upon which the business of such person is substantially dependent, as in the case of continuing contracts to sell the major part of such person's products or services or to purchase the major part of such person's requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which such person's business depends to a material extent;

           (d) any contract calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15 percent of such fixed assets of the person on a consolidated basis;

           (e) any material lease under which a part of the party's property is held by such person; or

           (f) any management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to options, warrants or rights, pension, retirement or deferred compensation or bonus, incentive or profit sharing in which any director or any of the executive officers of the person, participates, except for any compensatory plan, contract or arrangement which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and nonmanagement participants;

     "Measurement Period" shall mean the twenty consecutive trading days ending on the third trading day next preceding the date of the GCo Shareholders Meeting;

     "Moral Rights" shall mean any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the Law of any country or under any treaty;

     "Nasdaq" shall have the meaning set forth in Section 3.4(a);

     "Patents" shall mean all patent rights and all right, title and interest in and to all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation in part applications throughout the world and any patents issuing with respect to any such applications;

     "Person" or "Persons" shall mean any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "Plan of Arrangement" shall have the meaning set forth in Section 1.1;

     "QCo Balance Sheet" shall have the meaning set forth in Section 3.8(b);

     "QCo Comfort Letter" shall have the meaning set forth in Section 4.5(b);

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


     "QCo Common Stock" shall have the meaning set forth in Section 3.2(a);

     "QCo Disclosure Letter" shall mean the QCo letter dated the date of this Agreement and delivered by QCo to GCo concurrently herewith;

     "QCo Documents" shall have the meaning set forth in Section 3.7(a);

     "QCo Employee Plans" shall have the meaning set forth in Section 3.22(a);

     "QCo Employees" shall have the meaning set forth in Section 3.21;

     "QCo Financial Statements" shall have the meaning set forth in Section 3.8(b);

     "QCo Incentive Plan" shall have the meaning set forth in Section 3.2(a);

     "QCo Intellectual Property Rights" shall mean all Intellectual Property Rights used or proposed to be used in, or necessary to, the businesses of QCo and its Subsidiaries as currently conducted or as currently reasonably contemplated by QCo and its Subsidiaries, whether owned or controlled, licensed, or otherwise held by or for the benefit of QCo or its Subsidiaries, including without limitation the Registered Intellectual Property Rights;

     "QCo Licensed Intellectual Property" shall have the meaning set forth in
Section 3.6(b)(i);

     "QCo Options" shall have the meaning set forth in Section 3.2(a);

     "QCo Preferred Stock" shall have the meaning set forth in Section 3.2(a);

     "QCo Property" shall have the meaning set forth in Section 3.16;

     "QCo Property Permitted Encumbrances" shall have the meaning set forth in
Section 3.16;

     "QCo Securities" shall have the meaning set forth in Section 3.2(a);

     "QCo Series A Stock" shall have the meaning set forth in Section 3.2(a);

     "QCo Series B Stock" shall have the meaning set forth in Section 3.2(a);

     "QCo Statement of Cash Flows" shall have the meaning set forth in Section 3.8(b);

     "QCo Statement of Operations" shall have the meaning set forth in Section 3.8(b);

     "QCo Stock Price" shall have the meaning set forth in Section 1.2(b);

     "QCo Stockholders Meeting" shall have the meaning set forth in Section 1.5(a);

     "QCo Technology" shall mean all Technology used or proposed to be used in, or necessary to, the businesses of QCo and its subsidiaries as currently conducted or as currently contemplated by QCo and its subsidiaries, whether owned or controlled, licensed or otherwise held by or for the benefit of QCo or its subsidiaries;

     "Registered Intellectual Property Rights" means all (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications or proposed use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) mask work or integrated circuit topography registrations and applications to register mask works or integrated circuit topographies; and (v) any other Intellectual Property Rights that are the subject of an application certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time;

     "Registrar" shall mean the Registrar appointed pursuant to Section 263 of the ABCA;

     "Release" shall mean any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

     "Representatives" shall have the meaning set forth in Section 4.1(f);

     "SEC Filings" shall mean reports and information furnished or filed with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;

     "SEC" shall have the meaning set forth in Section 1.1;

     "Securities Act" shall have the meaning set forth in Section 1.5(a);

     "SEDAR" shall mean System for Electronic Document Analysis and Retrieval;

     "Special Voting Share" shall mean the share of special voting stock of QCo having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     "Superior Proposal" shall have the meaning set forth in Section 4.1(f);

     "Tax" and "Taxes" shall mean, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, Ad Valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of section 6901 of the Code or any other applicable Laws) of another entity or a member of an affiliated or combined group;

     "Tax Act" shall mean the Income Tax Act (Canada);

     "Tax Returns" shall mean all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax;

     "Technology" shall mean any algorithms, computer software (in source code and object code form), documentation, data and data bases, inventions and discoveries (whether or not patented or patentable), ideas, concepts, techniques, know-how, processes, methods, applications, know-how, content, technical information, engineering, production and other designs, drawings, schematics, specifications, formulas and all other technology or information existing anywhere in the world;

     "Termination Date" shall have the meaning set forth in Section 6.1(d);

     "Third Party Intellectual Property Rights" shall mean, as to any Person, the Intellectual Property Rights and Technology of other Persons that are used in or necessary to the business of such Person;

     "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under any Law, including common law, state law, federal law or laws of foreign countries;

     "Trademarks" shall mean all trademarks, service marks, trade names, trade designations, trade dress and domain names and associated goodwill and all right, title and interest in or to the foregoing arising under common law, state law, federal law or laws of foreign countries, registrations and applications for registrations thereof, and all right, title and interest in related applications and registrations throughout the world.

     "TSX" shall mean the Toronto Stock Exchange; and

     "Ultimate Parent Entity" shall have the meaning set forth in 16 C.F.R. (ss) 801.1(a)(3).


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